PRECIOUS METALS AGREEMENT

THIS PRECIOUS METALS AGREEMENT dated as of March 24, 2005, by and among FLEET PRECIOUS METALS INC., a Rhode Island corporation operating as Bank of America Precious Metals (the “Metal Supplier”); and BRUSH ENGINEERED MATERIALS INC., an Ohio corporation (“BEM”), WILLIAMS ADVANCED MATERIALS INC., a New York corporation (“WAM”), TECHNICAL MATERIALS, INC., an Ohio corporation (“TMI”), BRUSH WELLMAN INC., an Ohio corporation (“BWI”), and ZENTRIX TECHNOLOGIES INC., an Arizona corporation (“ZTI”) and such other Subsidiaries of BEM who may from time to time become parties hereto by means of their execution and delivery with Metal Supplier of a Joinder Agreement (as hereinafter defined) (BEM, WAM, TMI, BWI, ZTI and such Subsidiaries are herein sometimes referred to collectively as the “Customers” and individually as a “Customer”).

W I T N E S S E T H:

WHEREAS, the Customers and the Metal Supplier desire to enter into this Precious Metals Agreement (as the same may be amended, supplemented, extended, restated or otherwise modified from time to time, this “Agreement”) which, with the exception of the Existing Copper Swap (defined below), will supersede all prior precious metal sale, precious metal consignment and similar agreements among the parties hereto and pursuant to which the Metal Supplier will extend to the Customers (i) a precious metals consignment facility, (ii) a gold loan facility, (iii) a precious metals and copper forward contract facility, and (iv) a precious metals storage facility, all on the terms and conditions, and in reliance upon the covenants, representations and warranties of the Customers hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS.

When used herein, the terms set forth below shall be defined as follows:

“Account” means all accounts as defined in the Uniform Commercial Code, and all supporting obligations relating thereto as such term is defined in the Uniform Commercial Code.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Customer (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the capital stock of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than capital stock having such power only by reason of the happening of a contingency) or a majority of the outstanding capital stock of a Person.

“Affiliate” means singly and collectively, any Person (including a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with a Customer, and the legal representative, successor or assign of any such Person. For purposes of this definition, (a) a Person shall be deemed to be “controlled by” a Customer if a Customer possesses, directly or indirectly, power either to (i) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and (b) a Person shall be deemed to be under common control with a Customer if any Person possesses, directly or indirectly, power either to (i) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person and a Customer, or (ii) direct or cause the direction of the management and policies of such Person and a Customer whether by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Margin” shall be 2.25% on the Closing Date until adjusted in accordance with the next sentence. From and after the date which is five (5) Business Days after the Metal Supplier’s receipt of Customers’ financial statements and compliance certificate for the period ending December 31, 2004, the Applicable Margin will be determined quarterly based on the Customer’s Leverage Ratio (as determined and evidenced by Customers’ most recent quarterly financial statements and quarterly compliance certificate delivered to the Metal Supplier) as follows:

Leverage Ratio
(Exclusive of Consignment)	Applicable Margin
>3.75x	3.25%

< or = 3.75x but >2.50x	2.75%

< or = 2.50 but >1.25x	2.25%

< or = 1.25x	1.75%

No downward adjustment in the Applicable Margin shall be permitted following the occurrence and during the continuance of an Event of Default.

“Approved Domestic Location(s)” means the Premises of any of the Customers (other than BWI, TMI and ZTI) located in the continental United States and listed under the appropriate heading on Schedule 1 attached hereto, as it may be amended by the parties from time to time, and each other location located in the continental United States approved by the Metal Supplier in writing from time to time.

“Approved Foreign Location(s)” means locations located outside of the continental United States and listed under the appropriate heading on Schedule 1 attached hereto, as it may be amended by the parties from time to time, and each other location located outside of the continental United States approved by the Metal Supplier in writing from time to time.

“Approved Locations” means, collectively (a) the Approved Domestic Locations, (b) the Approved Foreign Locations, (c) the locations of the Approved Refiners/Fabricators, (d) the TMI Locations, (e) the ZTI Locations, and (f) the BWI Locations.

“Approved Refiners/Fabricators” means the refiners and fabricators listed under the appropriate heading on Schedule 1 attached hereto, as it may be amended by the parties from time to time, and such other fabricators and refiners as may be approved by the Metal Supplier in writing from time to time; provided, however, the Metal Supplier shall have the right, in its reasonable discretion, to give written notice that a fabricator or refiner, whether now, or hereafter approved, is no longer an Approved Refiner/Fabricator.

“Authorized Representatives” means all person(s) who are authorized by and on behalf of the Customer Agent or the Customers under this Agreement, including, without limitation, (a) to transact Consignment, Gold Loan and purchase and sale transactions with the Metal Supplier under the Consignment Facility or the Gold Loan Facility; (b) to request that a Consignment under the Consignment Facility or Gold Loan under the Gold Loan Facility be continued as such or converted to a Consignment or Gold Loan of another Type; and (c) to enter into Forward Contracts with the Metal Supplier under the Forward Contract Facility.

“Bank of America” means Fleet National Bank, a national banking association and a Bank of America company, its successors and assigns.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.) as amended from time to time, and any rule or regulation promulgated thereunder.

“Beryllium Contracts” means any and all agreements or other arrangements (however styled) for the purchase, procurement or other acquisition of beryllium, in whatever form, entered into from time to time by any Customer (including, without limitation, Beryl Ore, Copper Beryllium Master Alloy, Vacuum Cast Beryllium Ingot and Vacuum Hot Pressed Beryllium Billet), but only to the extent that the US Dollar equivalent of any Indebtedness related thereto does not exceed $20,000,000 during any consecutive twelve-month period.

“Business Day” means a day on which commercial banks settle payments in (a) London, if the payment obligation is calculated by reference to any pricing period or pricing mechanism relating to London, or (b) Providence, Rhode Island, for all other payment obligations; an adjustment will be made if a date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day except as otherwise set forth herein.

“BWI Location(s)” means any Premises of BWI listed under the appropriate heading on Schedule 1 attached hereto, as it may be amended by the parties from time to time, and each other location designated by the Customers as a “BWI Location” and approved by the Metal Supplier in writing from time to time.

“BWI Precious Metal” means all Loaned Gold and all Consigned Precious Metal outstanding to BWI pursuant to this Agreement.

“Capital Expenditures” means, without duplication, any expenditure by any Customer for any purchase or other acquisition or development of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of BEM and its Subsidiaries prepared in accordance with GAAP.

“Capitalized Lease” means, for any Person, any lease of property by such Person as lessee which would be capitalized on such Person’s balance sheet in accordance with GAAP.

“Cash Equivalent Investments” means (a) direct obligations of, or fully guaranteed by, the United States maturing within one year from the date of acquisition thereof, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, and (d) certificates of deposit issued by and time deposits with any commercial bank (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

“Category” means, with respect to any Precious Metal, its nature as Gold, Silver, Platinum or Palladium.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the outstanding voting capital stock of BEM, or any event or occurrence by which any Customer other than BEM fails to be a wholly-owned Subsidiary of BEM.

“Client” means any third-party customer or client of a Customer that delivers (whether by physical delivery or by means of entries in any “pool account”, “toll account”, or similar arrangement) Client Metal to such Customer pursuant to an arrangement (each, a “Client-Customer Arrangement”) whereby, in the ordinary course of such Customer’s business, it (a) refines such Client Metal for such third-party customer or client, or (b) uses such Client Metal to manufacture or fabricate one or more products or provide other services for such third-party customer or client.

“Client-Customer Arrangement” has the meaning set forth in the definition of “Client”.

“Client Metal” means any Precious Metal or other property owned or held by any Client, and any Precious Metal or other property consigned, loaned or provisionally sold to any Client by any Person other than a Customer.

“Closing Date” means the date on which the first Consignment or Gold Loan is made.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Collateral” means any collateral securing payment of all or any portion of the Obligations, including, without limitation, Consigned Precious Metal and Loaned Gold.

“Collateral Access Agreement” means any landlord waiver or other similar agreement between the Metal Supplier and any third party (including any bailee or consignee) in possession of any Collateral or any landlord of any Customer for any leased Premises where any Collateral is located, as any such waiver or similar agreement may be amended, restated or otherwise modified from time to time.

“Collateral Compliance Certificate” shall have the meaning set forth in Section 9.01(f).

“Consigned Precious Metal” means Precious Metal which has been consigned to a Customer pursuant to the Consignment Facility.

“Consignment” means a consignment of Precious Metal by the Metal Supplier to a Customer under the Consignment Facility.

“Consignment Facility” means the facility established pursuant to Section 2 hereof, whereby a Customer may request Consignments of Precious Metal from the Metal Supplier.

“Consignment Facility Indebtedness” means the value (as determined in accordance with Section 2.02 hereof) of Consigned Precious Metal plus any unpaid purchase price for Consigned Precious Metal that has been withdrawn from Consignment and is required to be purchased under the Consignment Facility.

“Consignment Limit” means (a) the lesser of: (i) Forty Million Dollars ($40,000,000); and (ii) the value (as determined in accordance with Section 2.02 hereof) of the Customers’ Inventory of Precious Metal (including any Precious Metal obtained or, at the time of determination, proposed to be obtained, by a Customer pursuant to this Agreement) at Approved Locations or in transit between any Approved Locations which is free and clear of all Liens other than Permitted Metal Liens, minus (b) the Gold Loan Facility Indebtedness.

“Consolidated or consolidated” means, wherever used in conjunction with a financial statement, covenant or definition, such financial statement, covenant or definition shall (unless otherwise specifically stated) refer to BEM and its Subsidiaries on a consolidated basis determined, calculated or applied in accordance with GAAP.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) Consolidated Tax Expense, (c) depreciation, (d) amortization, (e) depletion expense, and (f) nonrecurring losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, nonrecurring gains realized other than in the ordinary course of business, all calculated for BEM and its Subsidiaries on a consolidated basis.

“Consolidated Fixed Charges” means, with reference to any period, without duplication, Consolidated Interest Expense to the extent paid in cash during such period, plus scheduled principal payments on Indebtedness made during such period, plus Capitalized Lease payments made during such period, all calculated for BEM and its Subsidiaries on a Consolidated basis.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of BEM and its Subsidiaries calculated on a Consolidated basis for such period (but not including any up-front fees paid in connection with this Agreement, the Senior Credit Agreement or the Subordinated Credit Agreement).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of BEM and its Subsidiaries calculated on a Consolidated basis for such period.

“Consolidated Tax Expense” means, with reference to any period, the tax expense of BEM and its Subsidiaries calculated on a Consolidated basis for such period.

“Consolidated Total Funded Debt” means all Indebtedness for borrowed money and Capitalized Leases, including, without limitation, current, long-term and Subordinated Indebtedness, for BEM and its Subsidiaries on a Consolidated basis, provided that for purposes of this definition, obligations under the following will not be considered in calculating Consolidated Total Funded Debt: (a) obligations under Rate Management Transactions, (b) obligations under Sections 2, 3 and 5 of this Agreement and obligations under other Permitted Precious Metals Agreements, (c) obligations under the Beryllium Contracts, and (d) Indebtedness under any sale and leaseback transaction.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with a Customer or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Copper” means copper cathode, having a minimum degree of fineness of not less than ninety-nine and 95/100 percent (99.95%), in form available to Metal Supplier, or in such form as the parties may agree upon from time to time.

“Customer(s)” shall have the meaning set forth in the Preamble, including any other direct or indirect wholly-owned Subsidiary of BEM which, upon BEM’s request and with the consent of the Metal Supplier (which shall not be unreasonably withheld or delayed), becomes a party hereto by executing and delivering a Joinder Agreement.

“Customer Agent” means BEM, in its capacity as agent of the Customers and each of them.

“Customer’s Account” means any demand deposit accounts of a Customer with Bank of America which may be charged for payments to be made by the Customers in accordance with the provisions of this Agreement.

“Default” means (a) an Event of Default or (b) an event or condition that, but for the requirement that time elapse or notice be given or both, would constitute an Event of Default.

“Dollars” and “$” means lawful currency of the United States.

“Drawdown Date” means (a) with respect to the Consignment Facility, the date on which any Consignment under the Consignment Facility is made or is to be made and the date on which any Consignment under the Consignment Facility is converted or continued in accordance with Section 2.05 hereof, and (b) with respect to the Gold Loan Facility, the Closing Date and the date on which any Gold Loan is converted or continued in accordance with Section 3.05 hereof.

“Early Termination Fee” shall have the meaning set forth in Section 2.16.

“Environmental Laws” means any and all federal, state, provincial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other legally enforceable governmental restrictions relating to (a) the protection of the environment from pollutants, contaminants, hazardous substances or wastes, (b) the effect of pollutants, contaminants, hazardous substances or wastes on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Precious Metal” means Precious Metal owned by the Customers (excluding therefrom, however, (i) Precious Metal owned by BWI, TMI or ZTI, and (ii) the aggregate amount of all Precious Metal outstanding under the Gold Loan Facility) free and clear of all Liens (other than Permitted Metal Liens) and which is located at one or more of the Customers’ Premises which are also Approved Domestic Locations and which Premises are either (a) owned by a Customer (other than BWI, TMI or ZTI) or (b) are the subject of a valid and effective Collateral Access Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Plan” means each “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Customer or any member of its Controlled Group at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Event of Default” means each and every event specified in Section 10.01 of this Agreement.

“Existing Copper Swap” means, collectively, the Forward Contracts evidenced by (i) that certain long-form confirmation ref. no. MUR_415115, dated February 15, 2005, between BWI and Metal Supplier and (ii) that certain long-form confirmation ref. no. MUR_415121, dated February 15, 2005, between BWI and Metal Supplier.

“Financial Statements” means (a) the audited consolidated balance sheet of BEM as at December 31, 2003 and the statements of income and retained earnings of BEM for the year ended on such date prepared and certified by independent certified public accountants; and (b) a balance sheet of BEM as at September 30, 2004, and combined profit and loss and surplus statements of BEM for the period then ended, together with supporting schedules, prepared on a review basis by independent certified public accountants.

“Fiscal Month” means any of the monthly accounting periods of BEM.

“Fiscal Quarter” means any of the quarterly accounting periods of BEM.

“Fiscal Year” means any of the annual accounting periods of BEM ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each Fiscal Quarter of BEM for the then most-recently ended four (4) Fiscal Quarters of (a) Consolidated EBITDA, minus cash taxes paid, minus the unfinanced portion of Consolidated Capital Expenditures, minus cash dividends, plus cash tax refunds, to (b) Consolidated Fixed Charges, all calculated for BEM and its Subsidiaries on a Consolidated basis.

“Fixed Consignment Fee” means a consignment fee calculated in accordance with the provisions of Section 2.03(d) hereof.

“Fixed Gold Loan Fee” means a Gold Loan fee calculated in accordance with Section 3.03(d) hereof.

“Fixed Rate Consignment” means a Consignment bearing a Fixed Consignment Fee.

“Fixed Rate Gold Loan” means a Gold Loan bearing a Fixed Gold Loan Fee.

“Fixed Rate Period” means, with respect to the Consignment of Precious Metal based upon a Fixed Consignment Fee or a Gold Loan of Precious Metal based upon a Fixed Gold Loan Fee, the period beginning on the Drawdown Date and ending one (1) month, two (2) months, three (3) months, six (6) months, nine (9) months or twelve (12) months after such Drawdown Date (or such other period as the Metal Supplier and the Customer shall agree upon from time to time thereafter), as the Customer may select in its relevant notice pursuant to Sections 2.04 or 2.05 (in the case of Consignments) and Sections 3.04 and 3.05 (in the case of Gold Loans); provided, however, that, if such Fixed Rate Period would otherwise end on a day which is not a London Banking Day, such Fixed Rate Period shall end on the next following London Banking Day; provided, however, that if such next following London Banking Day is the first London Banking Day of a calendar month, such Fixed Rate Period shall end on the next preceding London Banking Day; and no Fixed Rate Period may end on a date later than ten (10) Business Days prior to the Maturity Date.

“Floating Consignment Fee” means a consignment fee calculated in accordance with the provisions of Section 2.03(c) hereof.

“Floating Gold Loan Fee” means a gold loan fee calculated in accordance with the provisions of Section 3.03(c) hereof.

“Floating Rate Consignment(s)” means a Consignment bearing a Floating Consignment Fee.

“Floating Rate Gold Loan” means a Gold Loan bearing a Floating Gold Loan Fee.

“Forward Contract(s)” means the agreement of the Customer to buy, and of the Metal Supplier to sell, Precious Metal and/or Copper on a forward contract basis for the purpose of hedging fixed price commitments in respect to Precious Metal and/or Copper, and any option, swap, collar, hedging or other similar agreements in respect to Precious Metal and/or Copper entered into from time to time between the Metal Supplier and any Customer(s), including, without limitation, the Existing Copper Swap.

“Forward Contract Exposure” means the sum of: (i) twenty percent (20%) (or such other percentage as the Metal Supplier may from time to time reasonably announce in accordance with its customary business practices) of the stated face amount or aggregate notional value (in either case, as of the date any such Forward Contract was entered into), as applicable, of all outstanding Forward Contracts entered into by the Customer pursuant to the Forward Contract Facility, plus (ii) all outstanding obligations for matured Forward Contracts.

“Forward Contract Facility” means the facility established pursuant to Section 5 hereof whereby the Customer may enter into Forward Contracts.

“Forward Contract Limit” means One Million Dollars ($1,000,000).

“GAAP” means generally accepted accounting principles consistently applied.

“Gold” means, except as provided in, and for the purposes of, Section 2.01(b) hereof, gold having a minimum degree of fineness of ninety-nine and 50/100 percent (99.50%), in bars of approximately four hundred (400) troy ounces, one hundred (100) troy ounces or one (1) kilo (32.150 troy ounces) each, or in bags of gold grain of approximately one hundred (100) troy ounces each, in form available to the Metal Supplier, or in such other form as the parties may agree upon from time to time.

“Gold Loan” means the loan of Gold by the Metal Supplier to Customers under the Gold Loan Facility.

“Gold Loan Facility” means the facility established pursuant to Section 3 hereof, whereby the Customers may request the loan of Gold from the Metal Supplier on the Closing Date.

“Gold Loan Facility Indebtedness” means, without duplication, the value (as determined in accordance with Section 3.02 hereof) of Loaned Gold plus any unpaid purchase price payable in respect to Loaned Gold for which final settlement has occurred but for which payment has not been made.

“Gold Loan Limit” means the lesser of (a) the value (as determined in accordance with Section 2.02 hereof) of 23,781 fine troy ounces of Gold, and (b) Forty Million Dollars ($40,000,000), minus the Consignment Facility Indebtedness.

“Guggenheim” means Guggenheim Corporate Funding, LLC, its successors and assigns.

“Hazardous Material” means any substance which is listed, defined or regulated as a “hazardous substance”, “hazardous waste” or “solid waste”, or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or which is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material.

“Indebtedness” means, as to any Person, without duplication, such Person’s: (a) obligations for borrowed money; (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business); (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person; (d) obligations which are evidenced by notes, bonds, debentures, acceptances, or other similar instruments; (e) obligations of such Person under any Capitalized Lease; (f) guarantees, endorsements or similar obligations of such Person with respect to an underlying transaction that otherwise constitutes Indebtedness under this definition; (g) the stated face amount of all letters of credit or bankers’ acceptances issued for the account of such Person and, without duplication, all reimbursement obligations with respect to such issued letters of credit; and (h) any and all obligations, contingent or otherwise, whether now existing or hereafter arising, under or in connection with Rate Management Transactions.

“Indemnified Parties” shall have the meaning set forth in Section 16.15 hereof.

“Indemnified Liabilities” shall have the meaning set forth in Section 16.15 hereof.

“Intercreditor Agreements” means (a) the Intercreditor Agreement between the Metal Supplier and the Agent on behalf of the Lenders under the Senior Credit Agreement, and (b) the Intercreditor Agreement between the Metal Supplier and Guggenheim on behalf of the lenders under the Subordinated Credit Agreement, as each may be amended from time to time.

“Inventory” shall have the meaning set forth in Article 9 of the Uniform Commercial Code.

“Investment” of a Person means any (a) loan or advance, (b) extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), (c) contribution of capital by such Person, (d) stocks, bonds, mutual funds, partnership interests, notes, debentures, securities or other capital stock owned by such Person, (e) any deposit accounts and certificate of deposit owned by such Person, and (f) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“ISDA Agreement” means any ISDA Master Agreement at any time in existence between one or more Customers and the Metal Supplier, together with the Schedule related thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Joinder Agreement” means a Joinder Agreement in the form of Exhibit A attached hereto and made a part hereof.

“Letter of Credit” means an irrevocable stand-by letter of credit in favor of the Metal Supplier, reasonably acceptable to the Metal Supplier in form and substance, issued and delivered to the Metal Supplier by JPMorgan Chase Bank, N.A. or any other domestic bank reasonably acceptable to the Metal Supplier.

“Letter of Credit Location” means, collectively, the Approved Foreign Locations, the TMI Locations, the ZTI Locations, the BWI Locations, and the Limited Access Locations.

“Leverage Ratio” means the ratio, determined as of the last day of each Fiscal Quarter of BEM for the then most-recently ended four (4) Fiscal Quarters of (a) Consolidated Total Funded Debt to (b) Consolidated EBITDA.

“Lien” means any lien (statutory or other), mortgage, security interest, consignment interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Limited Access Location(s)” shall have the meaning set forth in Section 9.11.

“Loaned Gold” means Gold loaned to the Customers under Section 3 hereof.

“London Banking Day” means any day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, condition (financial or otherwise), or results of operations of BEM and its Subsidiaries taken as a whole, (b) the ability of any Customer to perform its material obligations under this Agreement or the other Precious Metal Documents to which it is a party, (c) a material portion of the Collateral subject to this Agreement, or the Metal Supplier’s Liens on the Collateral, or the priority of any such Liens, or (d) the validity or enforceability of any of the Precious Metal Documents or the rights or remedies of the Metal Supplier thereunder.

“Maturity Date” means June 30, 2008.

“Metal Supplier” shall have the meaning set forth in the Preamble.

“Metal Supplier’s Address” means 111 Westminster Street, Providence, Rhode Island 02903, Attn: Paul M. Mongeau, Vice President, or such other person or address as the Metal Supplier shall designate from time to time in accordance with the provisions hereof.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which a Customer or any member of a Controlled Group is a party or to which it is obligated to make contributions.

“Net Mark-to-Market Exposure” means, as of the date of determination, the excess (if any) of all unrealized losses over all unrealized profits of a Customer arising from Rate Management Transactions.

“Obligations” means any and all Indebtedness, obligations and liabilities of the Customers to the Metal Supplier of every kind and description, direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising under this Agreement or any other Precious Metal Document, including, without limitation, all Indebtedness and obligations of the Customer under the Consignment Facility, the Gold Loan Facility, the Segregated Storage Facility and the Forward Contract Facility; and all interest, taxes, fees, charges, expenses and attorneys’ fees chargeable to the Customers hereunder or thereunder.

“Palladium” means, except as provided in, and for the purposes of Section 2.01(b) hereof, palladium having a minimum degree of fineness of ninety-nine and 95/100 percent (99.95%), in sponge, plate or ingots, in form available to the Metal Supplier, or in such other form as the parties may agree upon from time to time.

“Participant” shall have the meaning set forth in Section 14.02(a) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Liens” shall have the meaning set forth in Section 9.18 hereof.

“Permitted Metal Liens” shall have the meaning set forth in Section 9.18 hereof.

“Permitted Precious Metals Agreements” means Precious Metals consignment, loan, conditional sale or lease agreements or arrangements entered into from time to time by BEM or any of its Subsidiaries, to the extent permitted by Section 9.26 hereof; provided, however, that the sum, without duplication, of (i) the Consignment Facility Indebtedness, (ii) the Gold Loan Facility Indebtedness, and (iii) all Indebtedness of the Customers under the Permitted Precious Metals Agreements shall not exceed $65,000,000 in the aggregate at any time. The term “Permitted Precious Metals Agreements” shall not include Client-Customer Arrangements.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization.

“Physical Metal Deficiency” shall have the meaning set forth in Section 9.29(c).

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code to which a Customer or any member of a Controlled Group may have any liability.

“Platinum” means, except as provided in, and for the purposes of Section 2.01(b) hereof, platinum having a minimum degree of fineness of ninety-nine and 95/100 percent (99.95%), in sponge or plate, in form available to Metal Supplier, or in such other form as the parties may agree upon from time to time.

“Precious Metal” means each of Gold, Silver, Platinum and Palladium.

“Precious Metal Documents” means this Agreement, the Security Documents, the Forward Contracts, each ISDA Agreement (if any) and all agreements, instruments and documents relating thereto which have been executed or delivered by or on behalf of a Customer.

“Precious Metals Rate” means, with respect to any Fixed Rate Period, the arithmetic mean rate for such Fixed Rate Period as shown on Reuters LIBO screen at 10:00 a.m. London, England time two (2) Business Days prior to the first day of such Fixed Rate Period, less: (a) in the case of Gold, the arithmetic mean rate for such Fixed Rate Period as shown on the Reuters Gold Forward page as at 12:00 a.m. London, England time two (2) Business Days prior to the first day of such Fixed Rate Period; (b) in the case of Silver, the arithmetic mean rate for such Fixed Rate Period as shown on the Reuters Silver Forward page as at 10:00 a.m. London, England time two (2) Business Days prior to the first day of such Fixed Rate Period; and (c) in the case of Platinum or Palladium, as applicable, the forward rate for such Platinum or Palladium, as applicable, for such Fixed Rate Period as quoted by the Metal Supplier from time to time.

“Premises” means any real estate owned, used or leased by a Customer.

“Previous Metal Agreements” means all agreements for the consignment, lease, loan or sale of Precious Metal between the Customers and the Previous Metal Supplier, including, without limitation, (i) that certain First Amended and Restated Letter Agreement for Fee Consignment and/or Purchase of Gold, Silver, Platinum and Palladium, dated November 15, 2004, between WAM and the Previous Metal Supplier, and (ii) that certain First Amended and Restated Gold Loan Agreement, dated November 15, 2004, between WAM and the Previous Metal Supplier.

“Previous Metal Supplier” means The Bank of Nova Scotia, a Canadian chartered bank.

“Prime Rate” means the variable per annum rate of interest so designated from time to time by Bank of America as its so-called “prime rate”. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

“Projections” shall have the meaning set forth in Section 9.01(d).

“Rate Management Transactions” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by any Customer which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Refining Reserve” means the sum of: (a) one hundred five percent (105%) of the value (as determined in accordance with Section 2.02 hereof) of (without duplication) (i) all Loaned Gold and all Consigned Precious Metal, in each case located at any Letter of Credit Location, (ii) all TMI Precious Metal, (iii) all ZTI Precious Metal, and (iv) all BWI Precious Metal; (b) five percent (5%) of the value (as determined in accordance with Section 2.02 hereof) of all other Loaned Gold and all Consigned Precious Metal consisting of Gold; and (c) ten percent (10%) of the value (as determined in accordance with Section 2.02 hereof) of all other Consigned Precious Metal consisting of Silver, Platinum and Palladium; provided, however, that the foregoing percentages may be adjusted by the Metal Supplier from time to time in its reasonable discretion.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Security Documents” means the Intercreditor Agreements, each Guaranty and all agreements delivered in connection with the foregoing, and any other agreements now or hereafter securing the Obligations of the Customers to the Metal Supplier.

“Segregated Storage Facility” shall have the meaning given to such term in Section 4.01 hereof.

“Senior Credit Agreement” means that certain Credit Agreement dated as of December 4, 2003, among BEM, as a borrower, certain other “Borrowers” party thereto, certain “Lenders” party thereto, and JPMorgan Chase (as successor by merger to Bank One, N.A.), as Agent, as amended or replaced from time to time. If the Senior Credit Agreement is hereafter refinanced, the parties hereto shall make appropriate modifications to this Agreement to effect conforming amendments to reflect changes in definitions herein.

“Silver” means, except as provided in, and for the purposes, of Section 2.01(b) hereof, silver having a minimum degree of fineness of ninety-nine and 90/100 percent (99.90%), in bars of approximately one thousand (1,000) troy ounces each, in form available to the Metal Supplier, or in such other form as the parties may agree upon from time to time.

“Single Employer Plan” means a Plan maintained by a Customer or any member of a Controlled Group for employees of such Customer or any member of a Control Group.

“Stored Precious Metal” shall have the meaning set forth in Section 4.01 hereof.

“Stored Precious Metal Limit” means $2,000,000.

“Subordinated Credit Agreement” means that certain Loan Agreement dated as of December 4, 2003, among BEM, as borrower, certain guarantors party thereto, certain lenders party thereto and Guggenheim, as agent, as amended or replaced from time to time. If the Subordinated Credit Agreement is hereafter refinanced, the parties hereto shall make appropriate modifications to this Agreement to effect conforming amendments to reflect changes in definitions herein.

“Subordinated Indebtedness” means Indebtedness of the Customer which is subordinated in writing to all Obligations of the Customer to the Metal Supplier on terms satisfactory to the Metal Supplier.

“Subsidiary” means any corporation or business entity of which more than fifty percent (50%) of the outstanding voting securities shall, at the time of determination, be owned by a Person directly or indirectly through one or more Subsidiaries of such Person.

“TMI Location(s)” means any Premises of TMI listed under the appropriate heading on Schedule 1 attached hereto, as it may be amended by the parties from time to time, and each other location designated by the Customers as a “TMI Location” and approved by the Metal Supplier in writing from time to time.

“TMI Precious Metal” means all Loaned Gold and all Consigned Precious Metal outstanding to TMI pursuant to this Agreement.

“Type” means as to any Consignment under the Consignment Facility, its nature as a Fixed Rate Consignment or a Floating Rate Consignment, and as to any Gold Loan under the Gold Loan Facility, its nature as a Fixed Rate Gold Loan or a Floating Rate Gold Loan.

“Unfunded Liabilities” means the aggregate “unfunded current liabilities” of all Single Employer Plans as defined under Section 412(1)(8)(A) of the Code.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code in effect or the date hereof in the State of New York, or such other jurisdiction if otherwise required by applicable law.

“ZTI Location(s)” means any Premises of ZTI listed under the appropriate heading on Schedule 1 attached hereto, as it may be amended by the parties from time to time, and each other location designated by the Customers as a “ZTI Location” and approved by the Metal Supplier in writing from time to time.

“ZTI Precious Metal” means all Loaned Gold and all Consigned Precious Metal outstanding to ZTI pursuant to this Agreement.

To the extent not defined in this Section l, unless the context otherwise requires, accounting and financial terms used in this Agreement shall have the meanings attributed to them by GAAP, and all other terms contained in this Agreement shall have the meanings attributed to them by Article 9 of the Uniform Commercial Code in force in the State of New York, as of the date hereof to the extent the same are used or defined therein.

2. CONSIGNMENT FACILITY.

Section 2.01 Consigned Precious Metal; Insurance; Title.

(a) Subject to the terms and conditions herein set forth and provided that no Default has occurred and is then continuing, the Metal Supplier hereby agrees that it will consign Precious Metal to the Customers from time to time in such amounts as are requested by the Customers or the Customer Agent on behalf of the Customers in the manner set forth herein on any Business Day during the period from the date hereof until the Maturity Date; provided, however, that no Consignment shall be made if, after giving effect thereto, the Consignment Facility Indebtedness would exceed the Consignment Limit.

(b) The commodities to be consigned to the Customers by the Metal Supplier under the Consignment Facility will consist of Precious Metal as defined herein; provided, however, that notwithstanding anything in this Agreement to the contrary, unless the parties otherwise agree, the fineness of Precious Metal consisting of gold, silver, platinum or palladium provided by the Metal Supplier shall, subject to Section 2.01(h) below, be ninety-nine and 99/100 percent (99.99%). EXCEPT FOR THE FINENESS OF THE CONSIGNED PRECIOUS METAL AND THE QUANTITY THEREOF WITH RESPECT TO EACH CONSIGNMENT, THE METAL SUPPLIER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRECIOUS METAL CONSIGNED OR TO BE CONSIGNED OR SOLD HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND THE METAL SUPPLIER HEREBY DISCLAIMS ALL SUCH WARRANTIES.

(c) Precious Metal shall be consigned to the Customers by the Metal Supplier in amounts as requested by a Customer or the Customer Agent on behalf of the Customers from time to time in accordance, and in compliance, with the terms and provisions hereof. Subject to Section 2.09 below, it is understood that at no time shall the Consignment Facility Indebtedness exceed the Consignment Limit.

(d) All deliveries of Precious Metal requested by the Customers or the Customer Agent on behalf of the Customers shall be made at the Customers’ expense and risk by a recognized reputable carrier of the Metal Supplier’s reasonable selection or, at the request of the applicable Customer or the Customer Agent, by Metal Supplier crediting the account of a Customer with a third party designated by the parties for such purpose. Following the delivery of Consigned Precious Metal to a Customer in accordance with Customer’s instructions, the Customers shall insure the Consigned Precious Metal, including all Consigned Precious Metal which is in transit between Approved Locations, in an amount not less than the value thereof (as determined in accordance with Section 2.02), at all locations on an all risk form, including flood and earthquake and such other insurance (including but not limited to, fidelity insurance for all employees, including officers) as may from time to time be reasonably required by the Metal Supplier. The Customers shall, as between the Metal Supplier and the Customers, accept all risk of loss to the Consigned Precious Metal upon delivery of such Consigned Precious Metal to or for the account of any Customer in accordance with the provisions hereof until its return to the Metal Supplier as hereinafter provided. All insurance provided for in this Subsection (d) shall be effected under valid and enforceable policies, issued by financially sound and responsible insurance companies which are admitted in the jurisdiction in which the Consigned Precious Metal is located, or are approved under the applicable states’ surplus lines insurance laws. At least fifteen (15) days prior to the expiration dates of all insurance policies required under this Subsection (d) or if otherwise reasonably requested by the Metal Supplier, the Customers or the Customer Agent shall deliver to the Metal Supplier an Acord Form 27 Certificate of Personal Property Insurance or other similar forms satisfactory to the Metal Supplier evidencing the insurance coverage required hereby and indicating that the Metal Supplier is an additional insured and a loss payee as its interests may appear under such policy. All such insurance policies shall provide at least thirty (30) days’ prior written notice to the Metal Supplier of any cancellation or alteration thereof and shall insure all Consigned Precious Metal wherever it is located. At the Metal Supplier’s request, the Customers will furnish the Metal Supplier with a true and complete copy of all insurance policies evidencing the satisfaction of the Customers’ insurance obligations hereunder. Notwithstanding the foregoing, the Metal Supplier shall not be under any duty either to ascertain the existence of or to examine any such policy or certificate or to advise the Customers in the event such policy shall not comply with the requirements hereof.

(e) Title to Consigned Precious Metal shall remain in the Metal Supplier until such Consigned Precious Metal is purchased and withdrawn from consignment by a Customer, and Consigned Precious Metal shall for the purposes of this Agreement be deemed to be outstanding on Consignment until paid for in full, whereupon title to such purchased Consigned Precious Metal shall pass to the Customer to whom such Precious Metal was consigned, or until such Consigned Precious Metal is returned or redelivered by the Customer as provided in Section 2.03(g) or 2.09(a)(ii) hereof. Each Customer (other than BWI, TMI and ZTI) hereby authorizes the Metal Supplier to file financing statements against such Customer with respect to the Consigned Precious Metal, and each Customer (other than BWI, TMI and ZTI) agrees, upon request of the Metal Supplier, to execute and deliver such other documents as may be reasonably requested by the Metal Supplier to further evidence or perfect the Metal Supplier’s interests as consignor and a secured party under the Uniform Commercial Code.

(f) Until Consigned Precious Metal is purchased and withdrawn from Consignment and paid for in full, such Consigned Precious Metal and Inventory containing such Consigned Precious Metal shall at all times be physically located (i) at one or more Approved Locations, or (ii) in transit between any Approved Locations.

(g) The Customers shall pay all license fees, assessments and sales, use, excise, property and other taxes now or hereafter imposed by any governmental body or authority with respect to the possession, use, sale, transfer, consignment, delivery or ownership of all Precious Metal consisting of Consigned Precious Metal (exclusive, however, of taxes imposed or measured by the income of the Metal Supplier and franchise taxes imposed on the Metal Supplier).

(h) Except as may be provided in any Forward Contract, the Metal Supplier shall not be liable for any delay in delivery or for any inability to deliver Precious Metal hereunder directly or indirectly resulting from any unavailability or scarcity of Precious Metals, foreign or domestic embargoes, seizure, acts of God, insurrections, strikes, war, the adoption or enactment of any law, ordinance, regulation, ruling or order directly or indirectly interfering with the production, sale, consignment or delivery of Precious Metal generally, lack of transportation, fire, flood, explosions or other accidents, events or contingencies beyond the reasonable control of the Metal Supplier.

Section 2.02 Valuation.

For the purpose of this Agreement, (a) the value of Gold shall be determined on the basis of the second fixing price for Gold on the valuation date as customarily set by certain members of the London Bullion Market Association, or if no such price is available for such date, then on the basis of said second fixing price on the next previous day for which such price was available, (b) the value of Silver shall be determined on the basis of the second fixing price for Silver on the valuation date as customarily set by certain members of the London Bullion Market Association, or if no such price is available for such date, then on the basis of said second fixing price on the next previous day for which such price was available, (c) the value of Platinum shall be determined on the basis of the second fixing price for Platinum on the valuation date as customarily set by certain members of the London Platinum and Palladium Market Association, or if no such price is available for such date, then on the basis of said second fixing price on the next previous day for which such price was available, and (d) the value of Palladium shall be determined on the basis of the second fixing price for Palladium on the valuation date as customarily set by certain members of the London Platinum and Palladium Market Association, or if no such price is available for such date, then on the basis of said second fixing price on the next previous day for which such price was available. In the event that the London Bullion Market Association or the London Platinum and Palladium Market Association shall discontinue or alter in any material respect its usual practice of quoting a price for Gold, Silver, Platinum or Palladium, as applicable, on any day for which such a price is necessary for the purposes of this Agreement, the Metal Supplier shall so notify the Customers, and the Metal Supplier, using its reasonable discretion, shall announce a substituted index or mechanism which shall thereupon become the method of valuation hereunder until the London Bullion Market Association or the London Platinum and Palladium Market Association, as applicable, shall resume its usual practices of quoting such prices.

Section 2.03 Consignment Fees; Payments by the Customers.

(a) During such time as Precious Metal is consigned to any Customer hereunder and until the same is withdrawn from consignment and returned to Metal Supplier or paid for in full by the Customer as hereinafter provided, the Customers will pay to the Metal Supplier, a fee computed daily on the value of such Consigned Precious Metal as hereinafter set forth. Such fee shall be accrued on a daily basis and, in the case of Floating Rate Consignments, shall be paid monthly in arrears, not later than the fifth (5th) Business Day following the receipt of invoice, and in the case of Fixed Rate Consignments, shall be paid monthly in arrears, not later than the fifth (5th) Business Day following the receipt of invoice, and on the last day of the Fixed Rate Period with respect thereto. All fees payable under this Section 2 shall be computed on the basis of a 360-day year, counting the actual number of days elapsed.

(b) The Customer may elect to pay either a Floating Consignment Fee or, provided that no Default has occurred and is then continuing, a Fixed Consignment Fee with respect to each Consignment of Precious Metal under the Consignment Facility, subject to the terms and conditions hereinafter set forth.

(c) Subject to Section 2.03(e) below, each Floating Consignment Fee will be calculated for the period commencing with the Drawdown Date and shall be at the rate per annum calculated by the Metal Supplier and specified by the Metal Supplier from time to time in writing in substantially the form of Exhibit B attached hereto and made a part hereof, delivered to the Customer Agent at least seven (7) days prior to the effective date of such rate.

(d) Subject to Section 2.03(e) below, each Fixed Consignment Fee shall be calculated for a specific quantity and form of Precious Metal consigned to a Customer for a specific Fixed Rate Period at a rate per annum equal to the Precious Metals Rate, plus the Applicable Margin, provided, however, that in the event that the Metal Supplier determines prior to the commencement of any Fixed Rate Period that the Precious Metals Rate as computed in accordance with the foregoing definition, plus the Applicable Margin does not reflect the rate at which the Metal Supplier is prepared to sell, consign or deliver a particular Category of Precious Metal on a fixed rate basis for the relevant Fixed Rate Period, then the Precious Metals Rate for such Fixed Rate Period shall be the rate, if any, which the Metal Supplier notifies the Customers prior to the commencement of such Fixed Rate Period as the rate (when added to the Applicable Margin) at which the Metal Supplier is prepared to provide Consignments of a similar nature. The quantity and form of Precious Metal, and the Fixed Rate Period shall be selected by the Customer Agent or the Customer requesting the Consignment, and consented to by the Metal Supplier. Once the specific quantity and Category of Precious Metal and the specific Fixed Rate Period have been selected and the Fixed Consignment Fee determined and agreed to by the applicable Customer or the Customer Agent, such selections shall be irrevocable and binding on the Customers and shall obligate the Customers to accept the Consignment requested from the Metal Supplier in the amount, in the Category and at the Fixed Consignment Fee for the Fixed Rate Period specified.

(e) Notwithstanding anything to the contrary set forth in this Agreement, if any portion of Consigned Precious Metal is supported by a Letter of Credit as contemplated by Section 7.03 below, then the rate per annum used to calculate the aggregate consignment fees with respect to that portion of Consigned Precious Metal (whether calculated as a Floating Consignment Fee or as a Fixed Consignment Fee) shall be reduced by one and one-quarter percent (1.25%) (based upon the current credit rating or standing of JPMorgan Chase Bank, N.A.); provided, however, that Metal Supplier may, in its reasonable discretion, adjust such percentage based on the credit rating or standing of the issuer of the Letter of Credit by giving the Customer written notice of any such adjustment at least thirty (30) days prior to its effectiveness.

(f) The parties agree that to the extent that a market premium has already been paid to the Previous Metal Supplier or will be paid to the Previous Metal Supplier on or before the Closing Date, with respect to Precious Metal that was the subject of the Previous Metal Agreements, the Customers shall not be required to pay any additional premium to the Metal Supplier with respect to such Precious Metal. Except with respect to any Precious Metal that was the subject of the payment of a premium to the Previous Metal Supplier under the Previous Metal Agreements, at such time as the Customer shall request the Consignment and delivery of Precious Metal under the Consignment Facility, it shall become obligated to pay to the Metal Supplier a market premium per troy ounce announced by the Metal Supplier at the time of such Consignment (which amount shall include a premium for providing Precious Metal of the higher percentage of fineness required by Section 2.01(b) hereof). Such payment is to be made within five (5) Business Days of the Customers’ receipt of an invoice therefor.

(g) At such time as a Customer shall purchase and withdraw Consigned Precious Metal from Consignment under the Consignment Facility, it shall become obligated to (i) pay to the Metal Supplier (x) a purchase price computed in accordance with Section 2.02 hereof if such purchase is effected by the Customer (and the Customer has notified the Metal Supplier) prior to 2:30 p.m., London Time, on any London Banking Day, plus any applicable premium (provided that the Customer shall not be required to pay any premium to the extent such premium was paid with respect to such Precious Metal pursuant to Section 2.03(f) above), or (y) such other purchase price as shall be mutually agreed upon by the Metal Supplier and the Customer, or (ii) deliver Precious Metal to the Metal Supplier’s pool accounts, loco London, free and clear of all Liens (other than Liens in favor of the Metal Supplier) a quantity of Precious Metal equal to the Precious Metal purchased. All payments of purchase price for Consigned Precious Metal or deliveries of Precious Metal are to be made within two (2) London Banking Days, provided, however, title to such Consigned Precious Metal shall not pass to the Customer until the payment in full of such purchase price. Consigned Precious Metal shall be deemed to have been purchased and withdrawn from Consignment, and payment of the purchase price shall become due, at the earlier of (A) such time as a Customer shall notify the Metal Supplier that it elects to purchase such Consigned Precious Metal, or (B) such time as a Customer shall sell and deliver such Consigned Precious Metal to its customers in the ordinary course of its business.

(h) Each Customer hereby authorizes the Metal Supplier to charge such Customer’s Account at any time and from time to time for the purpose of paying any amounts which are at any time payable by the Customers under this Section 2.03. Bank of America shall be entitled to rely upon this authorization. Accordingly, all payments to be made by the Customers under this Section 2.03 may be automatically debited to any Customer’s Account.

(i) All payments (other than payments in the form of Precious Metal) shall be made by the Customers at the Metal Supplier’s Address herein set forth or such other place as the Metal Supplier may from time to time specify in writing, or by bank wire sent in accordance with the Metal Supplier’s instructions, in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

(j) All payments shall be applied first to the payment of all reasonable, out-of-pocket fees, expenses and other amounts then due and payable to the Metal Supplier under this Section 2 (excluding purchase price for Consigned Precious Metal and consignment fees), then to accrued consignment fees and the balance on account of outstanding purchase price for Consigned Precious Metal; provided, however, that after the occurrence and during the continuance of an Event of Default, payments will be applied to the Obligations of the Customers to the Metal Supplier as the Metal Supplier determines in its sole discretion.

Section 2.04 Requests for Consignments under the Consignment Facility.

(a) The Customers shall give to the Metal Supplier notice by telephone, confirmed by writing via facsimile transmission in the form of Exhibit C attached hereto (confirmed in writing by the Metal Supplier) of each request for a Consignment of Precious Metal. Subject to agreement with respect to any Fixed Consignment Fee (if applicable), each such notice shall be irrevocable and binding on the Customers and shall obligate the Customers to accept the consignment requested.

(b) Requests for, and repayments of, Fixed Rate Consignments of Precious Metal shall be for not less than (i) in the case of Gold, Four Thousand (4,000) fine troy ounces or integral multiples of One Hundred (100) fine troy ounces in excess thereof, (ii) in the case of Silver, One Hundred Thousand (100,000) fine troy ounces or integral multiples of One Hundred (100) fine troy ounces in excess thereof, and (iii) in the case of Platinum or Palladium, One Thousand (1,000) fine troy ounces or integral multiples of One Hundred (100) fine troy ounces in excess thereof.

(c) There shall be no minimum ounce requirements for requests for, and repayments of, Floating Rate Consignments.

(d) There shall be no more than five (5) Fixed Rate Consignments outstanding for Consigned Precious Metal at any one time.

(e) Requests for any Floating Rate Consignments shall be furnished to the Metal Supplier no later than 2:00 p.m. (Providence time) one (1) Business Day prior to the proposed Drawdown Date. Each such notice shall specify (i) the amount and form of Precious Metal requested, and (ii) the proposed Drawdown Date of such Consignment.

(f) Requests for any Fixed Rate Consignments shall be furnished to the Metal Supplier by 3:00 p.m. (Providence time) three (3) London Banking Days prior to the proposed Drawdown Date. Each such notice shall specify (i) the amount and form of Precious Metal requested, (ii) the proposed Drawdown Date of such Consignment, and (iii) the Fixed Rate Period for such Consignment.

(g) The Customers irrevocably authorize the Metal Supplier to make or cause to be made, at or about the time of the Drawdown Date of any Consignment of Precious Metal or at the time of receipt of any payment of purchase price for Consigned Precious Metal or any redelivery of Consigned Precious Metal, an appropriate notation on the Metal Supplier’s books and records reflecting the making of such Consignment of Precious Metal or (as the case may be) the receipt of such purchase price for Consigned Precious Metal, or any redelivery of Consigned Precious Metal. The amount of the Consignment Facility Indebtedness set forth in the Metal Supplier’s books and records shall be prima facie evidence of the Consignment Facility Indebtedness owing and unpaid to the Metal Supplier, but the failure to record, or any error in so recording, any such amount on the Metal Supplier’s books and records shall not limit or otherwise affect the obligations of the Customers hereunder to make pay and perform their obligation under the Consignment Facility when due.

Section 2.05 Conversion Options.

(a) Subject to the provisions hereof, the Customers may elect from time to time to convert an outstanding Floating Rate Consignment to a Fixed Rate Consignment and to convert an outstanding Fixed Rate Consignment to a Floating Rate Consignment, provided that (i) with respect to any such conversion of a Fixed Rate Consignment into a Floating Rate Consignment, such conversion shall only be made on the last day of the Fixed Rate Period with respect thereto; (ii) with respect to any such conversion of a Floating Rate Consignment to a Fixed Rate Consignment, the Customers shall give the Metal Supplier at least three (3) London Banking Days’ prior written notice of the day on which such election is effective; and (iii) no Consignment may be converted into a Fixed Rate Consignment when a Default has occurred and is continuing hereunder. The Customers shall give to the Metal Supplier notice sent by facsimile transmission in the form of Exhibit D attached hereto of its decision to convert an outstanding consignment. All or any part of outstanding Consignments under the Consignment Facility may be converted as provided herein. Subject to agreement with respect to any Fixed Consignment Fee (if applicable), each such request shall be irrevocable by the Customers.

(b) Subject to the provisions hereof, Fixed Rate Consignments may be continued as such upon the expiration of a Fixed Rate Period with respect thereto by giving to the Metal Supplier notice by facsimile transmission in the form of Exhibit D attached hereto of the Customers’ decision to continue an outstanding Consignment as such at least three (3) London Banking Days’ prior to the day on which such election is effective; provided that no Fixed Rate Consignment may be continued as such while a Default has occurred and is continuing, but shall be automatically converted to a Floating Rate Consignment on the last day of the first Fixed Rate Period relating thereto ending during the continuance of such Default. In the event that the Customers do not notify the Metal Supplier of its election hereunder with respect to any Consignment, such Consignment shall be automatically converted to a Floating Rate Consignment at the end of the applicable Fixed Rate Period.

Section 2.06 Inability to Determine Fixed Consignment Fee.

In the event, prior to the commencement of any Fixed Rate Period relating to any Fixed Rate Consignment, the Metal Supplier shall determine in good faith that adequate and reasonable methods do not exist for ascertaining the Fixed Consignment Fee that would otherwise determine the Fixed Rate Consignment during any Fixed Rate Period, the Metal Supplier shall forthwith give notice of such determination (which shall be conclusive and binding on the Customer) to the Customer. In such event, (a) any request for a Fixed Rate Consignment shall be automatically withdrawn and shall be deemed a request for a Floating Rate Consignment; (b) each Fixed Rate Consignment will automatically on the last day of the then current Fixed Rate Period thereof, become a Floating Rate Consignment; and (c) the obligations of the Metal Supplier to make Fixed Rate Consignments shall be suspended until the circumstances giving rise to such suspension no longer exist, whereupon the Metal Supplier shall so notify the Customers.

Section 2.07 Illegality.

Notwithstanding any other provisions herein, if any present or future law, governmental regulation, treaty or directive or reasonable interpretation or application thereof shall make it unlawful for the Metal Supplier to make or maintain Fixed Rate Consignments, the Metal Supplier shall forthwith give notice of such circumstances to the Customers and thereupon (a) the agreement of the Metal Supplier to make Fixed Rate Consignments shall forthwith be suspended, and (b) the Fixed Rate Consignments then outstanding shall be converted automatically to Floating Rate Consignments on the last day of each Fixed Rate Period applicable to such Fixed Rate Consignments or within such earlier period as may be required by law. The Customers shall promptly pay the Metal Supplier any additional amounts necessary to compensate the Metal Supplier for any reasonable out-of-pocket costs incurred by the Metal Supplier in making any conversion in accordance with this Section, including any interest or fees payable by the Metal Supplier to lenders of funds obtained by them in order to make or maintain its Fixed Rate Consignments hereunder.

Section 2.08 Indemnity.

The Customers shall indemnify the Metal Supplier and hold the Metal Supplier harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Metal Supplier has sustained or incurred as a consequence of (a) default by any Customer in payment of any Fixed Rate Consignments as and when due and payable (including, without limitation, as a result of prepayment or late payment of the purchase price for the Consigned Precious Metal or the acceleration of the Consignment Facility Indebtedness pursuant to the terms of this Agreement), which expenses shall include any such loss or expense arising from interest or fees payable by the Metal Supplier to lenders of funds obtained by it in the ordinary course of business in order to maintain its Fixed Rate Consignments; (b) default by any Customer in taking a Consignment or conversion after a Customer had given (or pursuant to Section 2.05 is deemed to have given) its request therefor; and (c) the purchase of Consigned Precious Metal bearing a Fixed Consignment Fee or the making of any conversion of any such Consignment to a Floating Rate Consignment on a day that is not the last day of the applicable Fixed Rate Period with respect thereto, including interest or fees payable by the Metal Supplier to lenders of funds obtained by it in the ordinary course of business in order to maintain any such Consignments.

Section 2.09 Maintenance of Consignment Limits.

(a) If the Consignment Facility Indebtedness at any time exceeds the Consignment Limit, the Customers will promptly, without further notice or demand by the Metal Supplier:

(i)	make payment to the Metal Supplier, as provided in Section 2.03(g) hereof, for Consigned Precious Metal having an aggregate value sufficient to result in the remaining Consignment Facility Indebtedness being not more than the Consignment Limit,

(ii)	deliver to the Metal Supplier, either physically at the Metal Supplier’s vault in Providence, Rhode Island or to the Metal Supplier’s pool accounts, loco London or through a recognized third party, Precious Metal free and clear of all Liens (other than Liens in favor of the Metal Supplier) having an aggregate value (as determined in accordance with Section 2.02 hereof) sufficient to result in the remaining Consignment Facility Indebtedness being not more than the Consignment Limit, or

(iii)	engage in any combination of the actions in clauses (i) and (ii) above such that the remaining Consignment Facility Indebtedness does not exceed the Consignment Limit.

(b) Any physical return of Precious Metal to the Metal Supplier’s vault in Providence shall be at the Customers’ expense and risk and shall only be credited to the Customers’ account upon the Metal Supplier’s assaying the value thereof, which assay shall be undertaken by the Metal Supplier as soon as practicable following physical receipt of such Precious Metal.

(c) Each Customer hereby authorizes the Metal Supplier to charge such Customer’s Account at any time and from time to time for the purpose of paying any amounts which are at any time payable by the Customer under this Section 2.09. Bank of America shall be entitled to rely upon this authorization.

Section 2.10 True Consignment; Grant of Security Interest.

(a) The parties hereto intend that Section 2 of this Agreement shall provide for a true consignment and that all transactions under this Section 2 shall constitute true consignments of the Consigned Precious Metal.

(b) To secure the prompt and punctual payment and performance of all Obligations, whether now existing or hereafter incurred, each Customer (other than BWI, TMI and ZTI) hereby grants to the Metal Supplier a continuing security interest in all of its right, title and interest, if any, in (i) the Consigned Precious Metal, whether now or hereafter existing, (ii) all Inventory of such Customer that contains Consigned Precious Metal, whether now or hereafter existing, and (iii) all proceeds and products of the foregoing. Nothing contained in the foregoing grant is intended to conflict with the true consignment nature of this Agreement with respect to the Consigned Precious Metal.

(c) All Obligations under this Section 2 are also entitled to the benefits of, the Security Documents.

Section 2.11 Late Fee.

If the entire amount of a required purchase price payment and/or consignment fee payment under the Consignment Facility is not paid in full within ten (10) Business Days after the same is due, the Customers shall pay to the Metal Supplier, to the extent permitted by applicable law, by bank wire to a bank of the Metal Supplier’s choice, a late fee equal to five percent (5%) of the required payment.

Section 2.12 Default Rate.

Upon the occurrence and during the continuance of an Event of Default, the then applicable rates at which Floating Consignment Fees and Fixed Consignment Fees are calculated and charged hereunder shall, to the extent permitted by applicable law, at the Metal Supplier’s option, increase by two percentage points (2.0%).

Section 2.13 Termination; Return of Consigned Precious Metal.

(a) The Consignment Facility shall terminate on the Maturity Date. ALL SUMS OUTSTANDING AND ALL OBLIGATIONS OUTSTANDING UNDER THE CONSIGNMENT FACILITY WILL BE DUE AND PAYABLE UPON THE EARLIER OF (I) THE OCCURRENCE OF AN EVENT OF DEFAULT AND THE METAL SUPPLIER’S ACCELERATION OF THE OBLIGATIONS AS A RESULT THEREOF, OR (II) THE MATURITY DATE. Upon termination of the Consignment Facility, the Metal Supplier may credit any amounts then held by it to reduce the amount of the Consignment Facility Indebtedness in accordance with the provisions of Section 13 hereof. Termination of the Consignment Facility shall not affect the Customers’ duty to pay and perform their Obligations to the Metal Supplier under the Consignment Facility in full. Notwithstanding termination, until all Obligations have been fully satisfied, the Metal Supplier shall retain the consignment interests and security interests granted under this Agreement and under the Security Documents, and, except for those specific covenants and conditions dealing with the consigning of Precious Metal, all terms and conditions of this Agreement shall remain in full force and effect.

(b) Upon termination of the Consignment Facility for any reason, the Customer shall immediately upon the effective date of termination (i) deliver to the Metal Supplier at the Metal Supplier’s vault in Providence, Rhode Island, any Consigned Precious Metal theretofore consigned to but not purchased and paid for in full by the Customers under the Consignment Facility; or (ii) make payment for all Consigned Precious Metal theretofore consigned to but not purchased and paid for in full by the Customers under the Consignment Facility, the purchase price thereof to be determined in accordance with Section 2.03(g) hereof; or (iii) deliver to the Metal Supplier, to the Metal Supplier’s pool accounts, loco London or through a recognized third party, any Consigned Precious Metal theretofore consigned to but not purchased and paid for in full by the Customers under the Consignment Facility, or (iv) any combination of the foregoing. Any physical return of Consigned Precious Metal to the Metal Supplier’s vault in Providence, Rhode Island shall be at the Customers’ expense and risk and shall only be credited to the Customers’ account upon the Metal Supplier’s assaying the value thereof, which assay shall be undertaken by the Metal Supplier as soon as practicable following physical receipt of such Precious Metal.

Section 2.14 Facility Fee.

Customers shall pay to the Metal Supplier monthly within five (5) Business Days after receipt of invoice from the Metal Supplier, a facility fee calculated at the rate of one-quarter of one percent (0.25%) per annum on the average daily unused portion of the Consignment Limit during such month.

Section 2.15 Early Termination Fee.

The Customers shall pay to the Metal Supplier an early termination fee (the “Early Termination Fee”) in the amount of $400,000 if the Customers terminate this Agreement prior to the first anniversary of the Closing Date, or $200,000 if the Customers terminate this Agreement on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date. The Customers may terminate this Agreement at any time on or after the second anniversary of the Closing Date without payment of an Early Termination Fee.

Section 2.16 Commingling.

Subject to Section 4 hereof with respect to the segregation of Stored Precious Metal, and subject to the continuing security interests therein granted by Section 2.10(b) hereof, the Customers and the Metal Supplier agree that the Customers, in the ordinary course of their business, shall be permitted to commingle Consigned Precious Metals with any other Precious Metals or Precious Metal-containing or other alloys owned or held by the Customers.

3. GOLD LOAN FACILITY.

Section 3.01 Loaned Gold; Insurance; Title.

(a) Subject to the terms and conditions herein set forth and provided that no Default has occurred and is then continuing, the Metal Supplier hereby agrees that it will lend 23,781 fine troy ounces of Gold to the Customers on the Closing Date pursuant to this Section 3. The Metal Supplier’s obligation to lend Gold to the Customers pursuant to this Section 3 shall be limited to the loan of Gold on the Closing Date and the Customers shall not have the right to obtain additional Gold Loans under this Section 3 after the Closing Date.

(b) The commodities to be loaned to the Customers by the Metal Supplier under the Gold Loan Facility will consist of Gold as defined herein and shall consist of the Gold heretofore loaned to the Customers by the Previous Metal Supplier and is currently in the possession and control of the Customers. THE METAL SUPPLIER LENDS SAID GOLD TO THE CUSTOMERS AS IS AND WHERE IS AND WITH ALL FAULTS, AND METAL SUPPLIER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE GOLD SO LOANED TO THE CUSTOMERS UNDER THIS SECTION 3, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND THE METAL SUPPLIER HEREBY DISCLAIMS ALL SUCH WARRANTIES.

(c) Subject to Section 3.09 hereof, it is understood that at no time shall the Gold Loan Facility Indebtedness exceed the Gold Loan Limit.

(d) The Customers hereby acknowledge that they are in possession of all Loaned Gold and that the Metal Supplier has no obligation to deliver such Loaned Gold to the Customers. The Customers shall insure the Loaned Gold in an amount not less than the value thereof (as determined in accordance with Section 3.02) at all locations on an all risk form, including flood and earthquake and such other insurance (including but not limited to, fidelity insurance for all employees, including officers) as may from time to time be reasonably required by the Metal Supplier. The Customers shall, as between the Metal Supplier and the Customers, accept all risk of loss to the Loaned Gold in accordance with the provisions hereof until its return to the Metal Supplier as hereinafter provided. All insurance provided for in this Subsection (d) shall be effected under valid and enforceable policies, issued by financially sound and responsible insurance companies which are admitted in the jurisdiction in which the Loaned Gold is located, or are approved under the applicable states’ surplus lines insurance laws. At least thirty (30) days prior to the expiration dates of all insurance policies required under this Subsection (d) or if otherwise reasonably requested by the Metal Supplier, the Customers or the Customer Agent shall deliver to the Metal Supplier an Acord Form 27 Certificate of Personal Property Insurance or other similar forms satisfactory to the Metal Supplier evidencing the insurance coverage required hereby and indicating that the Metal Supplier is an additional insured and a loss payee as its interests may appear under such policy. All such insurance policies shall provide at least fifteen (15) days’ prior written notice to the Metal Supplier of any cancellation or alteration thereof and shall insure all Loaned Gold wherever it is located. At the Metal Supplier’s request, the Customers will furnish the Metal Supplier with a true and complete copy of all insurance policies evidencing the satisfaction of the Customers’ insurance obligations hereunder. Notwithstanding the foregoing, the Metal Supplier shall not be under any duty either to ascertain the existence of or to examine any such policy or certificate or to advise the Customers in the event such policy shall not comply with the requirements hereof.

(e) Title to Loaned Gold shall vest in the Customers as of the Closing Date, subject to a security interest therein granted by the Customers pursuant to Section 3.10 hereof. Each Customer (other than BWI, TMI and ZTI) hereby authorizes the Metal Supplier to file financing statements against such Customer with respect to the Loaned Gold and each Customer (other than BWI, TMI and ZTI) agrees, upon request of the Metal Supplier, to execute and deliver such other documents as may be reasonably requested by the Metal Supplier to further evidence and perfect the Metal Supplier’s security interests under the Uniform Commercial Code.

(f) Until such time as final settlement and payment in full have been made for Loaned Gold hereunder, such Loaned Gold and Inventory containing such Loaned Gold shall at all times be physically located (i) at one or more Approved Locations, or (ii) in transit between any Approved Locations.

(g) The Customers shall pay all license fees, assessments and sales, use, excise, property and other taxes now or hereafter imposed by any governmental body or authority with respect to the possession, use, sale, transfer, consignment, delivery or ownership of all Precious Metal consisting of Loaned Gold (exclusive, however, of taxes imposed or measured by the income of the Metal Supplier and franchise taxes imposed on the Metal Supplier).

Section 3.02 Valuation.

For the purpose of this Article 3, the value of Loaned Gold shall be determined on the basis of the second fixing price for Gold on the valuation date as customarily set by certain members of the London Bullion Market Association, or, if no such price is available for such date, then on the basis of said second fixing price on the next previous day for which such price was available. In the event that the London Bullion Market Association shall discontinue or alter in any material respect its usual practice of quoting a price for Gold on any day for which such a price is necessary for the purposes hereof, the Metal Supplier shall so notify the Customers, and the Metal Supplier, using its reasonable discretion, shall announce a substituted index or mechanism which shall thereupon become the method of valuation hereunder until the London Bullion Market Association shall resume its usual practices of quoting such prices.

Section 3.03 Gold Loan Fees; Payments by the Customers.

(a) During such time as Loaned Gold shall have been loaned to the Customers hereunder and until settlement and payment by the Customers therefor in full as hereinafter provided, the Customers will pay to the Metal Supplier, a fee computed daily on the value of such Loaned Gold as hereinafter set forth. Such fee shall be accrued on a daily basis and, in the case of Floating Rate Gold Loans, shall be paid monthly in arrears, not later than the fifth (5th) Business Day following the receipt of invoice, and in the case of Fixed Rate Gold Loans, shall be paid monthly in arrears, not later than the fifth (5th) Business Day following the receipt of invoice, and on the last day of the Fixed Rate Period with respect thereto. All fees payable under this Section 3 shall be computed on the basis of a 360-day year, counting the actual number of days elapsed.

(b) The Customer may elect to pay either a Floating Gold Loan Fee or, provided that no Default has occurred and is then continuing, a Fixed Gold Loan Fee with respect to Loaned Gold under the Gold Loan Facility, subject to the terms and conditions hereinafter set forth.

(c) Subject to Section 3.03(e) below, each Floating Gold Loan Fee will be calculated for the period commencing with the Closing Date and shall be at the rate per annum calculated by the Metal Supplier and specified by the Metal Supplier from time to time in writing in substantially the form of Exhibit B attached hereto and made a part hereof, delivered to the Customer Agent at least seven (7) days prior to the effective date of such rate.

(d) Subject to Section 3.03(e) below, each Fixed Gold Loan Fee shall be calculated for a specific quantity and form of Loaned Gold for a specific Fixed Rate Period at a rate per annum equal to the Precious Metals Rate, plus the Applicable Margin, provided, however, that in the event that the Metal Supplier determines prior to the commencement of any Fixed Rate Period that the Precious Metals Rate as computed in accordance with the foregoing definition, plus the Applicable Margin does not reflect the rate at which the Metal Supplier is prepared to lend Gold on a fixed rate basis for the relevant Fixed Rate Period, then the Precious Metals Rate for such Fixed Rate Period shall be the rate, if any, which the Metal Supplier notifies the Customers prior to the commencement of such Fixed Rate Period as the rate (when added to the Applicable Margin) at which the Metal Supplier is prepared to provide Gold Loans of a similar nature. The quantity and form of Gold, and the Fixed Rate Period shall be selected by the Customer Agent or the Customer requesting the Gold Loan and consented to by the Metal Supplier. Once the specific quantity of Gold and the specific Fixed Rate Period have been selected and the Fixed Gold Loan Fee determined and agreed to by the applicable Customer or the Customer Agent, such selections shall be irrevocable and binding on the Customers and shall obligate the Customers to accept the Gold Loan requested from the Metal Supplier in the amount and at the Fixed Gold Loan Rate for the Fixed Rate Period specified.

(e) Notwithstanding anything to the contrary set forth in this Agreement, if any portion of Loaned Gold is supported by a Letter of Credit as contemplated by Section 7.03 below, then the rate per annum used to calculate the aggregate fees with respect to that portion of Loaned Gold (whether calculated as a Floating Gold Loan Fee or as a Fixed Gold Loan Fee) shall be reduced by one and one-quarter percent (1.25%) (based upon the current credit rating or standing of JPMorgan Chase Bank, N.A.); provided, however, that Metal Supplier may, in its reasonable discretion, adjust such percentage based on the credit rating or standing of the issuer of the Letter of Credit by giving the Customer written notice of any such adjustment at least thirty (30) days prior to its effectiveness.

(f) The parties agree that to the extent that a market premium has already been paid to the Previous Metal Supplier or will be paid to the Previous Metal Supplier on or before the Closing Date, with respect to all Gold that was the subject of the Previous Metal Agreements, the Customers shall not be required to pay any additional premium to the Metal Supplier with respect to such Gold. Except with respect to any Gold that was the subject of the payment of a premium to the Previous Metal Supplier under the Previous Metal Agreements, at such time as the Customer shall request a Gold Loan and delivery of Gold under the Gold Loan Facility, it shall become obligated to pay to the Metal Supplier a market premium per troy ounce announced by the Metal Supplier at the time of such Gold Loan (which amount shall include a premium for providing Precious Metal of the higher percentage of fineness required by Section 2.01(b) hereof). Such payment is to be made within five (5) Business Days of the Customers’ receipt of an invoice therefor.

(g) On the Closing Date, the Loaned Gold shall be ascribed a tentative price equal to its valuation as provided in Section 3.02 hereof as of the Closing Date. At such time as the Customers shall become obligated to establish a final billing value with respect to any portion of Loaned Gold (whether due to the Customers’ resale, shipment, loss, theft or other disposition of such Loaned Gold, or otherwise) or may, by written or telephone notice given to the Metal Supplier on any London Business Day, elect to establish final billing value of such Loaned Gold, and in each such case pay for such Loaned Gold (herein called “settlement”) to the extent of all Loaned Gold theretofore sold to, but not settled by the Customers; whereupon the Customers shall become obligated to (i) pay to the Metal Supplier (x) a purchase price computed in accordance with Section 3.02 hereof if such purchase is effected by the Customers (and the Customers have notified the Metal Supplier) prior to 2:30 p.m., London Time, on any London Banking Day, plus any applicable premium (provided that the Customer shall not be required to pay any premium to the extent such premium was paid with respect to such Precious Metal pursuant to Section 3.03(f) above), or (y) such other purchase price as shall be mutually agreed upon by the Metal Supplier and the Customers, or (ii) deliver Gold to the Metal Supplier’s pool accounts, loco London, free and clear of all Liens (other than Liens in favor of the Metal Supplier) in an amount equal to the Loaned Gold subject to such settlement. All payments of purchase price for Loaned Gold or deliveries of Gold are to be made within two (2) London Banking Days, provided, however, that the Metal Supplier’s security interest in such Loaned Gold shall survive and remain in effect until the payment in full of such purchase price. The Customers shall be required to settle and pay the purchase price for Loaned Gold at the earlier of (A) such time as a Customer shall notify the Metal Supplier that it elects to effect settlement for such Loaned Gold, or (B) such time as a Customer shall sell and deliver such Loaned Gold to any of its customers in the ordinary course of its business.

(h) Each Customer hereby authorizes the Metal Supplier to charge such Customer’s Account at any time and from time to time for the purpose of paying any amounts which are at any time payable by the Customers under this Section 3.03. Bank of America shall be entitled to rely upon this authorization. Accordingly, all payments to be made by the Customers under this Section 3.03 may be automatically debited to any Customer’s Account.

(i) All payments (other than payments in the form of Gold) shall be made by the Customers at the Metal Supplier’s Address herein set forth or such other place as the Metal Supplier may from time to time specify in writing, or sent by bank wire in accordance with the Metal Supplier’s instructions, in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

(j) All payments shall be applied first to the payment of all reasonable, out-of-pocket fees, expenses and other amounts then due and payable to the Metal Supplier under this Section 3 (excluding purchase price for Loaned Gold and fees), then to accrued Gold Loan fees and the balance on account of outstanding purchase price for Loaned Gold; provided, however, that after the occurrence and during the continuance of an Event of Default, payments will be applied to the Obligations of the Customers to the Metal Supplier as the Metal Supplier determines in its sole discretion.

Section 3.04 Requests for Gold Loan under the Gold Loan Facility.

(a) The Customers shall give to the Metal Supplier notice by telephone, confirmed by writing via facsimile transmission in the form of Exhibit C attached hereto (confirmed in writing by the Metal Supplier) of their request for a Gold Loan. Subject to agreement with respect to any Fixed Rate Gold Loan, each such notice shall be irrevocable and binding on the Customers and shall obligate the Customers to accept the Gold Loan requested.

(b) There shall be no more than one (1) Fixed Rate Gold Loan outstanding for Loaned Gold at any one time.

(c) Requests for any Floating Rate Gold Loan shall be furnished to the Metal Supplier no later than 2:00 p.m. (Providence time) one (1) Business Day prior to the proposed Drawdown Date. Each such notice shall specify (i) the amount and form of Precious Metal requested, and (ii) the proposed Drawdown Date of such consignment.

(d) Requests for any Fixed Rate Gold Loan shall be furnished to the Metal Supplier by 3:00 p.m. (Providence time) three (3) London Banking Days prior to the proposed Drawdown Date. Each such notice shall specify or confirm (i) the amount and form of Gold requested, (ii) the proposed Drawdown Date of such Gold Loan, and (iii) the Fixed Rate Period for such Gold Loan.

(e) The Customers irrevocably authorize the Metal Supplier to make or cause to be made, at or about the time of the Closing Date or at the time of receipt of any payment of purchase price for Loaned Gold or any redelivery of Loaned Gold, an appropriate notation on the Metal Supplier’s books and records reflecting the making of such Gold Loan or (as the case may be) the receipt of such purchase price for Loaned Gold, or any redelivery of Loaned Gold. The amount of the Gold Loan Facility Indebtedness set forth in the Metal Supplier’s books and records shall be prima facie evidence of the Gold Loan Facility Indebtedness owing and unpaid to the Metal Supplier, but the failure to record, or any error in so recording, any such amount on the Metal Supplier’s books and records shall not limit or otherwise affect the obligations of the Customers hereunder to make pay and perform their obligation under the Gold Loan Facility when due.

Section 3.05 Conversion Options.

(a) Subject to the provisions hereof, the Customers may elect from time to time to convert an outstanding Floating Rate Gold Loan to a Fixed Rate Gold Loan and to convert an outstanding Fixed Rate Gold Loan to a Floating Rate Gold Loan, provided that (i) with respect to any such conversion of a Fixed Rate Gold Loan into a Floating Rate Gold Loan, such conversion shall only be made on the last day of the Fixed Rate Period with respect thereto; (ii) with respect to any such conversion of a Floating Rate Gold Loan to a Fixed Rate Gold Loan, the Customers shall give the Metal Supplier at least three (3) London Banking Days’ prior written notice of the day on which such election is effective; and (iii) no Gold Loan may be converted into a Fixed Rate Gold Loan when a Default has occurred and is continuing hereunder. The Customers shall give to the Metal Supplier notice sent by facsimile transmission in the form of Exhibit D attached hereto of their decision to convert an outstanding Gold Loan. All or any part of outstanding Gold Loans under the Gold Loan Facility may be converted as provided herein. Subject to agreement with respect to any Fixed Rate Gold Loan (if applicable), each such request shall be irrevocable by the Customers.

(b) Subject to the provisions hereof, Fixed Rate Gold Loans may be continued as such upon the expiration of a Fixed Rate Period with respect thereto by giving to the Metal Supplier notice by facsimile transmission in the form of Exhibit D attached hereto of the Customers’ decision to continue an outstanding Gold Loan as such at least three (3) London Banking Days’ prior to the day on which such election is effective; provided that no Fixed Rate Gold Loan may be continued as such while a Default has occurred and is continuing, but shall be automatically converted to a Floating Rate Gold Loan on the last day of the first Fixed Rate Period relating thereto ending during the continuance of such Default. In the event that the Customer does not notify the Metal Supplier of its election hereunder with respect to any Gold Loan, such Gold Loan shall be automatically converted to a Floating Rate Gold Loan at the end of the applicable Fixed Rate Period.

Section 3.06 Inability to Determine Fixed Gold Loan Fee.

In the event, prior to the commencement of any Fixed Rate Period relating to any Fixed Rate Gold Loan, the Metal Supplier shall determine in good faith that adequate and reasonable methods do not exist for ascertaining the Fixed Gold Loan Fee that would otherwise determine the Fixed Rate Gold Loan during any Fixed Rate Period, the Metal Supplier shall forthwith give notice of such determination (which shall be conclusive and binding on the Customers) to the Customers. In such event, (a) any request for a Fixed Rate Gold Loan shall be automatically withdrawn and shall be deemed a request for a Floating Rate Gold Loan; (b) each Fixed Rate Gold Loan will automatically on the last day of its then current Fixed Rate Period become a Floating Rate Gold Loan; and (c) the obligations of the Metal Supplier to make Fixed Rate Gold Loans shall be suspended until the circumstances giving rise to such suspension no longer exist, whereupon the Metal Supplier shall so notify the Customers.

Section 3.07 Illegality.

Notwithstanding any other provisions herein, if any present or future law, governmental regulation, treaty or directive or reasonable interpretation or application thereof shall make it unlawful for the Metal Supplier to make or maintain Fixed Rate Gold Loans, the Metal Supplier shall forthwith give notice of such circumstances to the Customers and thereupon (a) the agreement of the Metal Supplier to make Fixed Rate Gold Loans shall forthwith be suspended, and (b) the Fixed Rate Gold Loans then outstanding shall be converted automatically to Floating Rate Gold Loans on the last day of each Fixed Rate Period applicable to such Fixed Rate Gold Loans or within such earlier period as may be required by law. The Customers shall promptly pay the Metal Supplier any additional amounts necessary to compensate the Metal Supplier for any reasonable out-of-pocket costs incurred by the Metal Supplier in making any conversion in accordance with this Section, including any interest or fees payable by the Metal Supplier to lenders of funds obtained by them in order to make or maintain its Fixed Rate Gold Loans hereunder.

Section 3.08 Indemnity.

The Customers shall indemnify the Metal Supplier and hold the Metal Supplier harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Metal Supplier has sustained or incurred as a consequence of (a) default by any Customer in payment of any Fixed Rate Gold Loans as and when due and payable (including, without limitation, as a result of prepayment or late payment of the purchase price for the Loaned Gold or the acceleration of the Gold Loan Facility Indebtedness pursuant to the terms of this Agreement), which expenses shall include any such loss or expense arising from interest or fees payable by the Metal Supplier to lenders of funds obtained by it in the ordinary course of business in order to maintain its Fixed Rate Gold Loans; (b) default by any Customer in effecting a conversion after the Customer has given (or, pursuant to Section 3.05 hereof, is deemed to have given) its request therefor; and (c) the purchase of Loaned Gold bearing a Fixed Gold Loan Fee or the making of any conversion of any such Gold Loan to a Floating Rate Gold Loan on a day that is not the last day of the applicable Fixed Rate Period with respect thereto, including interest or fees payable by the Metal Supplier to lenders of funds obtained by it in the ordinary course of business in order to maintain any such Gold Loans.

Section 3.09 Maintenance of Gold Loan Limits.

(a) If the Gold Loan Facility Indebtedness at any time exceeds the Gold Loan Limit, the Customers will promptly, without further notice or demand by the Metal Supplier:

(i)	make payment to the Metal Supplier, as provided in Section 3.03(g) hereof, for Loaned Gold having an aggregate value (as determined in accordance with Section 3.02 hereof) sufficient to result in the remaining Gold Loan Facility Indebtedness being not more than the Gold Loan Limit,

(ii)	deliver to the Metal Supplier, either physically at the Metal Supplier’s vault in Providence, Rhode Island or to the Metal Supplier’s pool accounts, loco London or through a recognized third party, Precious Metal free and clear of all Liens (other than Liens in favor of the Metal Supplier) having an aggregate value (as determined in accordance with Section 3.02 hereof) sufficient to result in the remaining Gold Loan Facility Indebtedness being not more than the Gold Loan Limit, or

(iii)	engage in any combination of the actions in clauses (i) and (ii) above such that the remaining Gold Loan Facility Indebtedness does not exceed the Gold Loan Limit.

(b) Any physical return of Precious Metal to the Metal Supplier’s vault in Providence shall be at the Customers’ expense and risk and shall only be credited to the Customers’ account upon the Metal Supplier’s assaying the value thereof, which assay shall be undertaken by the Metal Supplier as soon as practicable following physical receipt of such Precious Metal.

(c) Each Customer hereby authorizes the Metal Supplier to charge such Customer’s Account at any time and from time to time for the purpose of paying any amounts which are at any time payable by the Customers under this Section 3.09. Bank of America shall be entitled to rely upon this authorization.

Section 3.10 Grant of Security Interest.

(a) To secure the prompt and punctual payment and performance of all Obligations, whether now existing or hereafter incurred, each Customer (other than BWI, TMI and ZTI) hereby grants to the Metal Supplier a continuing security interest in all of its right, title and interest, if any, in (i) the Loaned Gold, whether now or hereafter existing, (ii) all Inventory of such Customer that contains Loaned Gold, whether now or hereafter existing, and (iii) all proceeds and products of the foregoing.

(b) All Obligations under this Section 3 are also entitled to the benefits of the Security Documents.

Section 3.11 Late Fee.

If the entire amount of a required purchase price payment and/or Gold Loan fee payment under the Gold Loan Facility is not paid in full within ten (10) Business Days after the same is due, the Customers shall pay to the Metal Supplier, to the extent permitted by applicable law, by bank wire to a bank of the Metal Supplier’s choice, a late fee equal to five percent (5%) of the required payment.

Section 3.12 Default Rate.

Upon the occurrence and during the continuance of an Event of Default, the then applicable rates at which Floating Gold Loan Fees and Fixed Gold Loan Fees are calculated shall, to the extent permitted by applicable law, at the Metal Supplier’s option, increase by two percentage points (2.0%).

Section 3.13 Termination; Return of Loaned Gold.

(a) The Gold Loan Facility shall terminate on the Maturity Date. ALL SUMS OUTSTANDING AND ALL OBLIGATIONS OUTSTANDING UNDER THE GOLD LOAN FACILITY WILL BE DUE AND PAYABLE UPON THE EARLIER OF (I) THE OCCURRENCE OF AN EVENT OF DEFAULT AND THE METAL SUPPLIER’S ACCELERATION OF THE OBLIGATIONS AS A RESULT THEREOF, OR (II) THE MATURITY DATE. Upon termination of the Gold Loan Facility, the Metal Supplier may credit any amounts then held by it to reduce the amount of such Gold Loan Facility Indebtedness in accordance with the provisions of Section 13 hereof. Termination of the Gold Loan Facility shall not affect the Customers’ duty to pay and perform their Obligations to the Metal Supplier under the Gold Loan Facility in full. Notwithstanding termination, until all Obligations have been fully satisfied, the Metal Supplier shall retain the security interests granted under this Agreement in the Loaned Gold, and, all terms and conditions of this Agreement shall remain in full force and effect.

(b) Upon termination of the Gold Loan Facility for any reason, the Customers shall immediately upon the effective date of termination (i) sell and deliver to the Metal Supplier at the Metal Supplier’s vault in Providence, Rhode Island, any Loaned Gold theretofore loaned to but not purchased and paid for in full by the Customers under the Gold Loan Facility; or (ii) make payment for all Loaned Gold theretofore sold to but as to which final settlement and payment in full have not been effected by the Customers under the Gold Loan Facility, the settlement price thereof to be determined in accordance with Section 3.03(g) hereof; or (iii) deliver to the Metal Supplier, to the Metal Supplier’s pool accounts, loco London or through a recognized third party, Gold, free and clear of all Liens (other than Liens in favor of the Metal Supplier), in an amount equal to the quantity of Loaned Gold for which payment has not been made under the Gold Loan Facility, or (iv) any combination of the foregoing. Any physical return of Precious Metal to the Metal Supplier’s vault in Providence, Rhode Island shall be at the Customers’ expense and risk and shall only be credited to the Customers’ account upon the Metal Supplier’s assaying the value thereof, which assay shall be undertaken by the Metal Supplier as soon as practicable upon physical receipt of the Precious Metal.

Section 3.14 Commingling.

Subject to Section 4 hereof with respect to the segregation of Stored Precious Metal, and subject to the continuing security interests therein granted by Section 3.10(a) hereof, the Customers and the Metal Supplier agree that the Customers, in the ordinary course of their business, shall be permitted to commingle Loaned Gold with any other Precious Metals or Precious Metal-containing or other alloys owned or held by the Customers.

4. SEGREGATED STORAGE FACILITY.

Section 4.01 Segregated Storage Facility.

From time to time, the Metal Supplier will deliver to WAM’s principal place of business in Buffalo, New York, identifiable Precious Metal pursuant to this Section 4 (“Stored Precious Metal”); provided, however, that unless the Metal Supplier shall otherwise agree, (a) the Stored Precious Metal shall be delivered to WAM in such amounts as may be requested by WAM provided that the aggregate value of all Stored Precious Metal outstanding and subject to this Section 4 and valued in accordance with the provisions of Section 2.02 hereof shall not exceed the Stored Precious Metal Limit at any time; and (b) deliveries of Stored Precious Metal shall occur no more frequently than on a weekly basis. Upon delivery of the Precious Metal to WAM pursuant to this Section 4.01, WAM will sign and return to the Metal Supplier a receipt for the Precious Metal so delivered, which receipt shall indicate that the Precious Metal constitutes Stored Precious Metal held for the Metal Supplier’s account pursuant to the terms of this Section 4. WAM will hold the Stored Precious Metal in safekeeping in its vault at its address set forth herein, segregated from all other material and precious metal it may hold and clearly marked as belonging to the Metal Supplier (the “Segregated Storage Facility”), and WAM will indicate in its books and records that the Stored Precious Metal is owned by and belongs to the Metal Supplier and is being held for the Metal Supplier’s account pursuant to the terms of this Section 4. Except as hereinafter provided, title to the Stored Precious Metal will at all times remain solely in the Metal Supplier, and WAM: (a) will not acquire any interest in the Stored Precious Metal except as hereinafter permitted; (b) except as permitted elsewhere in this Section 4, will not remove the Stored Precious Metal from the Segregated Storage Facility; and (c) will not create or incur, any Lien whatsoever on any of the Stored Precious Metal, other than any Lien claimed by or granted by the Metal Supplier. Except as hereinafter provided, the Stored Precious Metal will not become part of WAM’s Inventory for any purposes.

Section 4.02 Periodic Removal of Storage Metal.

WAM may upon written notice to the Metal Supplier in the form of Exhibit E hereto, remove Stored Precious Metal from the Segregated Storage Facility in such quantities as may be required by WAM for its manufacturing operations; provided, however, all quantities of Stored Precious Metal so removed from the Segregated Storage Facility: (a) shall immediately and without further action become and be deemed to constitute Consigned Precious Metal under Section 2 of this Agreement and shall be subject to all of the terms and conditions of this Agreement, including Section 2 hereof; or (b) shall be paid for in full upon terms agreed to at such time by WAM and the Metal Supplier. If, following removal of the Stored Precious Metal from the Segregated Storage Facility and its designation as Consigned Precious Metals pursuant to Section 2 of this Agreement, the Consignment Limit is exceeded, WAM will promptly and without further notice from or demand by the Metal Supplier, take such action as is required by Section 2.09 hereof to reduce the amount of Consigned Precious Metal outstanding pursuant to the Consignment Facility to an amount at or below the Consignment Limit.

Section 4.03 Removal of Stored Precious Metal at Request of the Metal Supplier.

From time to time, WAM may receive reasonable written instructions from the Metal Supplier specifying that a quantity of Stored Precious Metal shall be delivered to the Metal Supplier or to a third party located in the continental United States and within a 100-mile radius of the Segregated Storage Facility and designated by the Metal Supplier in accordance with such instructions. WAM shall promptly following receipt of such instructions perform in accordance with such instructions. Except as provided in Section 4.02 hereof, WAM may only remove Stored Precious Metal from safekeeping in order to deliver such Stored Precious Metal to the Metal Supplier or to a third party in accordance with the Metal Supplier’s written instructions. WAM may only transfer to a third party Stored Precious Metal held by WAM for the Metal Supplier’s account pursuant to the terms of this Agreement notwithstanding the fact that WAM may hold other Precious Metal for the Metal Supplier’s account.

Section 4.04 Stored Precious Metal Not Subject to Fees.

Neither WAM (nor any other Customer) nor the Metal Supplier shall be required to pay to the other any consignment fees, gold loan fees, market premiums or any other fees with respect to the Stored Precious Metal while it is in the Segregated Storage Facility, and no consignment fees shall be imposed until such time as Stored Precious Metal is removed from the Segregated Storage Facility by WAM pursuant to the provisions of Section 4.02 hereof.

Section 4.05 Access to Segregated Storage Facility.

WAM will at all times provide to the Metal Supplier access to the Segregated Storage Facility and to its related premises and related books and records during regular business hours, with or without notice, in order to permit the Metal Supplier to verify WAM’s compliance with the terms of this Section 4. While on WAM’s Premises, the Metal Supplier shall follow all generally applicable safety, health and security policies of WAM.

Section 4.06 Security Interest.

WAM and the Metal Supplier agree and intend that all Stored Precious Metal within the Segregated Storage Facility shall be owned solely by the Metal Supplier. WAM hereby grants to the Metal Supplier a security interest in all right, title and interest of WAM, if any, in, under and to the Stored Precious Metal to secure the payment and performance of all Obligations contained in this Agreement including, without limitation, the provisions of this Section 4. WAM hereby agrees that the Metal Supplier is authorized to prepare and file any Uniform Commercial Code financing statements and continuations thereof reasonably deemed necessary or appropriate by the Metal Supplier to evidence its ownership interest and security interest in the Stored Precious Metal. All such financing statements heretofore filed by the Metal Supplier against WAM are hereby ratified.

Section 4.07 Risk of Loss.

WAM will be liable to the Metal Supplier for any theft, loss or conversion of any Stored Precious Metal held pursuant to the terms of this Section 4 or for any casualty to any Stored Precious Metal held pursuant to the terms of this Section 4 and will maintain in full force and effect insurance conforming to that required pursuant to Section 2.01(d) hereof in an amount sufficient to cover the Stored Precious Metal and naming the Metal Supplier as a loss payee and as an additional insured as its interest may appear, and will deliver to the Metal Supplier proof that such insurance is in full force and effect prior to the first shipment of Stored Precious Metal pursuant to the terms of this Section 4.

Section 4.08 Waiver of Setoff.

WAM hereby waives any and all Liens, rights of setoff or other claims against the Stored Precious Metal held for the Metal Supplier pursuant to the terms of this Section 4.

Section 4.09 Termination of Segregated Storage Facility.

The Segregated Storage Facility shall terminate on the Maturity Date or on such earlier date as the Metal Supplier accelerates the Obligations by reason of the occurrence of an Event of Default hereunder. In addition, WAM may at any time on thirty (30) days prior written notice to the Metal Supplier terminate the Segregated Storage Facility. Upon termination of the Segregated Storage Facility, WAM shall return at WAM’s sole expense and risk to the Metal Supplier in accordance with the Metal Supplier’s reasonable written instruction all Stored Precious Metal then outstanding and subject to the terms of this Section 4. Termination of the Segregated Storage Facility shall not affect WAM’s duty to perform its obligations to the Metal Supplier under this Section 4.

5. FORWARD CONTRACT FACILITY.

Section 5.01 Forward Contracts.

The Customers (or any of them) may from time to time enter into Forward Contracts with the Metal Supplier in form and substance and on terms, including pricing, as are mutually satisfactory to the Metal Supplier and the Customers, so long as at such time (a) no Default has occurred and is continuing, (b) the aggregate stated face value or notional amount, as applicable, of all Forward Contracts then in effect does not exceed $5,000,000, and (c) the Forward Contract Exposure does not exceed at such time the Forward Contract Limit. If the Forward Contract Exposure at any time exceeds the Forward Contract Limit, the Customers will promptly, without further notice or demand by the Metal Supplier, make payment to the Metal Supplier, or amend one or more Forward Contracts to reduce the applicable stated face amount or notional amount thereof, in either case, in an amount sufficient to result in the remaining Forward Contract Exposure being not more than the Forward Contract Limit. Unless otherwise agreed by the Metal Supplier, no Forward Contract shall have a maturity in excess of twelve (12) months or later than the Maturity Date.

Section 5.02 Late Fee; Default Rate on Obligations.

(a) If the entire amount of a required payment under a Forward Contract is not paid in full within ten (10) Business Days after the same is due, the Customers shall pay to the Metal Supplier to the extent permitted by law by bank wire sent to a bank of such Metal Supplier’s choice, a late fee equal to five percent (5%) of the required payment.

(b) Except as otherwise provided in any particular Forward Contract, each Customer hereby agrees to pay to the Metal Supplier by bank wire sent to a bank of the Metal Supplier’s choice or by bank check, upon demand, to the extent permitted by law, interest on any sum or amount not paid when due under any Forward Contract at a rate per annum equal to the Prime Rate, plus two percent (2%), from the date of delinquency until payment in full. Interest shall be calculated on the basis of a 360-day year counting the actual number of days elapsed. Each change in the Prime Rate charged shall be effective upon each date the Prime Rate changes.

Section 5.03 Payments.

Each Customer hereby authorizes the Metal Supplier and Bank of America to charge such Customer’s Account, at any time and from time to time for the purpose of paying any amounts which are at any time payable by the Customers under this Section 5. Bank of America shall be entitled to rely upon this authorization. Accordingly, all payments to be made by the Customer under Section 5 may be automatically debited to such account.

Section 5.04 Termination.

The Forward Contract Facility shall terminate on the Maturity Date or on such earlier date as the Metal Supplier terminates the Forward Contract Facility by reason of the occurrence and continuance of an Event of Default. Notwithstanding termination, until all Obligations have been fully satisfied, except for those specific covenants and conditions dealing with entering into Forward Contracts, all terms and conditions of this Agreement shall remain in full force and effect.

Section 5.05 Security.

All Obligations under this Section 5 and under all Forward Contracts shall be secured by all security interests granted by this Agreement and by all Security Documents.

6. CONDITIONS.

Section 6.01 Conditions to the Metal Supplier’s Obligations Hereunder.

The obligation of the Metal Supplier to make the initial Consignments of Precious Metals hereunder, to make the Gold Loan or to enter into the initial Forward Contracts (other than the Existing Copper Swap), is subject to the satisfaction (or Metal Supplier’s waiver) of all of the following conditions precedent not later than forty-five (45) days after the date of this Agreement:

(a) The representations and warranties set forth in Section 8 hereof shall be true and correct in all material respects on and as of the date hereof and the date that such Consignment, Precious Metal Gold Loan or Forward Contract is requested and is to occur or be issued.

(b) The Customers shall have executed and delivered to the Metal Supplier, or shall have caused to be executed and delivered to the Metal Supplier, the Intercreditor Agreements, each in form and substance reasonably acceptable to the Metal Supplier.

(c) The Metal Supplier shall have received (i) the favorable written opinion of Jones Day with respect to the Customers (other than ZTI), dated the date hereof, reasonably satisfactory to the Metal Supplier and its counsel in scope and substance; (ii) the favorable written opinion of local Arizona counsel with respect to ZTI, dated the date hereof, reasonably satisfactory to the Metal Supplier and its counsel in scope and substance; and (iii) such other supporting documents and certificates as the Metal Supplier or its special counsel may reasonably request.

(d) There shall have been no material adverse change in the Customers’ financial condition or their financial or business prospects, from those represented in the Financial Statements or other information (other than the Projections) submitted to the Metal Supplier by or on behalf of a Customer, which could reasonably be expected to have a Material Adverse Effect.

(e) All legal matters incident to the transactions hereby contemplated shall be satisfactory to counsel for the Metal Supplier.

(f) The Metal Supplier shall have completed an adequate pre-funding examination of the Customers evidencing, among other things, satisfactory precious metal controls and physical security controls.

(g) The Precious Metal outstanding under the Previous Metal Agreements shall have been purchased by the Metal Supplier, all obligations of the Customers under the Previous Metal Agreements (exclusive of indemnification and other obligations which by their terms are intended to survive payment in full of all monetary and precious metal loan obligations under the Previous Metal Agreements) shall have been satisfied in full, and the Previous Metal Supplier shall have agreed to terminate all Liens in its favor upon receipt of such payments and completion of such purchases.

(h) The Customer shall have delivered (i) evidence of insurance required by this Agreement, and (ii) the initial Monthly Collateral Certificate as of the Closing Date, which shall be acceptable to the Metal Supplier in its sole discretion.

(i) No Default or Event of Default, shall have occurred and be continuing.

Section 6.02 Conditions to Subsequent Transactions.

The obligation of the Metal Supplier to make any subsequent Consignments, deliveries under the Segregated Storage Facility or to enter into any subsequent Forward Contract is subject to the following conditions precedent:

(a) All warranties and representations set forth in this Agreement (except those made as of a specific date) shall be true and correct in all material respects as of the date such Consignment, delivery or Forward Contract is requested to be made.

(b) After giving effect to such requested Consignment, delivery or Forward Contract (both as of the proposed date thereof and, on a pro forma basis as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered to the Metal Supplier), no Event of Default and no Default shall have occurred and be continuing, or shall result from the requested transaction.

(c) No Customer is the subject of any voluntary or involuntary petition under any chapter of the Bankruptcy Code, or any proceeding seeking the appointment of a receiver, trustee or custodian of any of its property or business.

(d) No event(s) shall have occurred, and no circumstance(s) shall exist, which individually or in the aggregate with other such circumstances or events, has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 6.03 Customers’ Confirmation.

Each request by a Customer or the Customer Agent to the Metal Supplier for the delivery of Precious Metal under the Consignment Facility, Gold Loan Facility and the Segregated Storage Facility, and for a Forward Contract under the Forward Contract Facility, shall be deemed to be a representation and warranty to the Metal Supplier that the respective conditions specified in Section 6.02 for such Consignment and/or Forward Contract have been satisfied.

Section 6.04 Authorized Representatives.

Each Customer shall deliver to the Metal Supplier a certificate or letter certifying to the Metal Supplier the name(s) of all Authorized Representatives, in the form attached hereto as Exhibit F. The Metal Supplier may conclusively rely on such certificate or letter until it shall receive further certificates from such Customer in form acceptable to the Metal Supplier canceling or amending the prior list of Authorized Representatives. Any person identifying himself or herself as an Authorized Representative of a Customer and who is identified on such current list of the Customer shall have the right to effect transactions under the Consignment Facility, the Gold Loan Facility, the Forward Contract Facility, the Segregated Storage Facility and this Agreement. The Metal Supplier shall have no responsibility or obligation to ascertain whether the person is in fact the Authorized Representative of the Customer which he or she claims to be or is, in fact, authorized to effect the transaction. At its option, the Metal Supplier may verify any telephonic or telegraphic request for a transaction by calling an Authorized Representative, and where more than one Authorized Representative is so authorized, by calling an Authorized Representative or other individual other than the caller or the individual initiating the transaction. The Customers hereby authorize the Metal Supplier at its option to record electronically all telephonic requests for transactions that the Metal Supplier may receive from a Customer or any other person purporting to act on behalf of a Customer.

7. SECURITY; SUBORDINATION.

Section 7.01 Collateral.

Except as specified in Schedule 7.01 hereto, the Obligations of the Customers under this Agreement shall be secured at all times by a security interest in, and each Customer (other than BWI, TMI and ZTI) hereby grants to the Metal Supplier a security interest in, all right, title and interest (if any) of each Customer (other than BWI, TMI and ZTI) in (a) all Precious Metal of each Customer (other than BWI, TMI and ZTI) whether such Precious Metal is now or hereafter owned by, consigned to or loaned to such Customers, or any of them (other than BWI, TMI and ZTI), or in which each such Customer (other than BWI, TMI and ZTI) now or hereafter holds or acquires an interest, (b) all Inventory of each Customer (other than BWI, TMI and ZTI) which contains or consists of Precious Metal, and (c) subject to the Intercreditor Agreements, all proceeds of all of the foregoing.

Section 7.02 Identification of Collateral.

For the purpose of identifying the Collateral, so long as Precious Metal of a particular Category is subject to any Consignment or Gold Loan, all Precious Metal of such Category in the possession or control of each Customer (other than BWI, TMI and ZTI), or Precious Metal of such Category held by a third party for the account of a Customer (other than BWI, TMI and ZTI), shall constitute Collateral notwithstanding that (i) such Precious Metal is in alloyed form or is contained in raw materials, work-in-process, or finished goods, (ii) such Precious Metal was delivered to, or credited to the account of, a Customer by a third party in exchange for or in consideration of Precious Metal delivered by the Metal Supplier to such third party, (iii) such Precious Metal was sold by a Customer to the Metal Supplier and then consigned or loaned back to such Customer pursuant to this Agreement, (iv) such Precious Metal has been commingled with other Inventory of the Customers; or (v) such Precious Metal is otherwise demonstrably not the actual Precious Metal physically delivered by the Metal Supplier or the Previous Metal Supplier, as applicable.

Section 7.03 Supporting Letters of Credit.

As continuing security for the prompt and punctual payment and performance of all Obligations, the Customer Agent shall cause one or more Letters of Credit to be issued for the benefit of the Metal Supplier to the extent required by Section 9.27 hereof, and maintain such Letters of Credit at all times until payment in full of the Obligations and termination of the Metal Supplier’s obligations hereunder.

Section 7.04 Intercreditor Agreements.

As among the Metal Supplier, the lenders under the Senior Credit Agreement and the lenders under the Subordinated Credit Agreement, the priority of security interests and consignment interests of the Metal Supplier under this Agreement shall at all times be evidenced and confirmed by the Intercreditor Agreements.

Section 7.05 Security Documents.

Each Customer agrees to execute and deliver any and all Security Documents, in form and substance reasonably satisfactory to the Metal Supplier, and take such action as the Metal Supplier may reasonably request from time to time in order to cause the Metal Supplier to be secured at all times as described in this Agreement.

8. REPRESENTATIONS AND WARRANTIES.

As a material inducement to the Metal Supplier to enter into this Agreement and to provide Precious Metal and financial accommodations contemplated hereby, each Customer hereby represents and warrants to the Metal Supplier (which representations and warranties shall survive the execution of this Agreement, the Consignments and Gold Loans of Precious Metal, the creation of the Segregated Storage Facility, and the entering into of Forward Contracts) that:

Section 8.01 Existence and Standing.

Each Customer is a corporation duly and properly incorporated, validly existing and (to the extent such concept applies to such entity) in good standing or full force and effect under the laws of its jurisdiction of incorporation and has all requisite corporate authority to conduct its business in each jurisdiction in which its business is conducted.

Section 8.02 Authorization and Validity.

Each Customer has the power and authority and legal right to execute and deliver the Precious Metal Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Customer of the Precious Metal Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Precious Metal Documents to which such Customer is a party constitute legal, valid and binding obligations of such Customer enforceable against such Customer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and except as the same may be subject to general principles of equity.

Section 8.03 No Conflict; Government Consent.

Neither the execution and delivery by any Customer of the Precious Metal Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Customer or (ii) any Customer’s articles or certificate of incorporation or by-laws or code of regulations, or (iii) the provisions of any indenture, instrument or agreement to which any Customer is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien (other than Permitted Liens) in, of or on the property of such Customer pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing (other than the filing of the appropriate Security Documents), recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by a Customer, is required to be obtained by any Customer in connection with the execution and delivery of the Precious Metal Documents, the transactions under this Agreement, the payment and performance by the Customer of the Obligations or the legality, validity, binding effect or enforceability of any of the Precious Metal Documents.

Section 8.04 Security Interest in Collateral.

The provisions of this Agreement and the other Precious Metal Documents (once delivered hereunder) will create legal and valid Liens on all the Collateral in favor of the Metal Supplier, and provided that the Metal Supplier does what is required to continue the perfection of such Liens under the UCC, such Liens will constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Customer, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Metal Liens, to the extent any such Permitted Metal Liens would have priority over the Liens in favor of the Metal Supplier pursuant to any applicable law or agreement, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Metal Supplier has not obtained or does not maintain possession of such Collateral, and (c) an alteration of such priorities pursuant to the Intercreditor Agreements.

Section 8.05 Financial Statements.

The audited consolidated financial statements of BEM and its Subsidiaries for the period ending on December 31, 2003 heretofore delivered to the Metal Supplier and each of the other financial statements now or hereafter delivered pursuant to Section 9.01 were prepared in accordance with GAAP (as in effect on the date such statements were prepared) and fairly present the consolidated financial condition and operations of BEM and its Subsidiaries at such date and the consolidated results of their operations for the period then ended. The unaudited consolidated financial statements of BEM and its Subsidiaries for the Fiscal Quarter ended September 30, 2004 heretofore delivered by BEM to the Metal Supplier were prepared in accordance with GAAP (as in effect on the date such statements were prepared except for the presentation of footnotes and for applicable normal year-end audit adjustments) and fairly present the consolidated financial condition and operations of BEM and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

Section 8.06 Material Adverse Change.

Since September 30, 2004, there has been no change in the business, property, condition (financial or otherwise) or results of operations of the Customers which could reasonably be expected to have a Material Adverse Effect.

Section 8.07 Taxes.

The Customers have filed all U.S. federal, state and local tax returns and all other tax returns which are required to be filed and have paid all material taxes due pursuant to said returns or pursuant to any assessment received by any Customer, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Customers in respect of any taxes or other governmental charges are adequate.

Section 8.08 Litigation and Contingent Obligations.

Except as set forth on Schedule 8.08, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting any Customer or ERISA Plan which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any transaction contemplated by this Agreement. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 8.08, and except for the Existing Copper Swap, no Customer has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 8.05.

Section 8.09 Subsidiaries and Capitalization.

Schedule 8.09 sets forth (a) a correct and complete list of the name and relationship to each Customer of each other Customer, (b) the location of the chief executive office of each Customer and each other location where any of them have maintained their chief executive office in the past five years, and (c) the type of entity of each Customer. With respect to each Customer, Schedule 8.09 also sets forth the employer or taxpayer identification number of each Customer and the organizational identification number issued by each Customer’s jurisdiction of organization or a statement that no such number has been issued.

Section 8.10 ERISA.

As of December 31, 2004, the Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $30,000,000 for the Customers. No Customer or any other member of the Controlled Group is party, or has any obligation with respect, to any Multiemployer Plan. No Customer or any other member of the Controlled Group has incurred, or is reasonably expected to incur, any excise tax or penalty relating to an ERISA Plan, any material liability to the PBGC or any withdrawal liability to Multiemployer Plans. Each ERISA Plan complies and has been administered in all material respects with all applicable requirements of law and regulations, no Reportable Event, prohibited transaction (as defined in ERISA Section 406 or Code Section 4975) or breach of fiduciary duty under ERISA has occurred with respect to any Plan, no Customer or any other member of a Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan.

Section 8.11 Accuracy of Information.

No information, exhibit or report furnished in writing by any Customer to the Metal Supplier in connection with the negotiation of, or compliance with, the Precious Metal Documents (except for the Projections, which the parties acknowledge are, by their nature, subject to inaccuracies), taken as a whole, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading at the time made and in light of the circumstances in which such facts were presented.

Section 8.12 Names; Prior Transactions.

Except as set forth on Schedule 8.12, the Customers have not, during the five years prior to the date of this Agreement, used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition.

Section 8.13 Material Agreements.

Schedule 8.13 hereto sets forth as of the date of this Agreement all material agreements and contracts (for purposes of this Section, defined as those agreements and contracts required to be filed by BEM with the United States Securities and Exchange Commission with BEM’s periodic reports) to which any Customer is a party or is bound as of the date hereof. No Customer is subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. No Customer is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any material agreement to which it is a party.

Section 8.14 Compliance With Laws.

The Customers have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective property.

Section 8.15 Ownership of Properties.

Except as set forth on Schedule 8.15, on the date of this Agreement, the Customers will have good title, free of all Liens other than Permitted Liens, to all of the property reflected in the Customers’ most recent consolidated financial statements provided to the Metal Supplier as owned by the Customers.

Section 8.16 Plan Assets; Prohibited Transactions.

No Customer is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. ss. 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the consummation of transactions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Section 8.17 Environmental Matters.

In the ordinary course of its business, the officers of each Customer consider the effect of Environmental Laws on the business of such Customer, in the course of which they identify and evaluate potential risks and liabilities accruing to such Customer due to Environmental Laws. Except as set forth on Schedule 8.17, the Customers have complied with all Environmental Laws in all material respects and no Customer has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment.

Section 8.18 Investment Company Act.

No Customer is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 8.19 Public Utility Holding Company Act.

No Customer is a “holding company” or a “subsidiary company” of a “holding company,” or an “Affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 8.20 Indebtedness.

The Customers have no Indebtedness, except for (a) the Obligations, (b) any Indebtedness described on Schedule 8.20, (c) Indebtedness arising under the Senior Credit Agreement and the Subordinated Credit Agreement, (d) Indebtedness arising under any Permitted Precious Metals Agreements, and (e) Indebtedness permitted by Section 9.14 hereof.

Section 8.21 Solvency.

(a) Immediately after the making of the Gold Loan and each Consignment, and after giving effect thereto, (i) the fair value of the assets of each Customer, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of each Customer; (ii) the present fair saleable value of the property of each Customer will be greater than the amount that will be required to pay the probable liability of each Customer on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Customer will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Customer will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b) The Customers do not intend to and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness.

Section 8.22 Shared Benefits of Agreement.

Each Customer expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from the Precious Metal supplied, and financial accommodations extended, by the Metal Supplier to any of the Customers pursuant to this Agreement. Each Customer has determined that execution, delivery, and performance of this Agreement and any other Precious Metal Documents to be executed by such Customer is within its purpose, will be of direct and indirect benefit to such Customer, and is in its best interest.

Section 8.23 Labor Disputes.

Except as set forth on Schedule 8.23, as of the date of this Agreement (a) there is no collective bargaining agreement or other labor contract covering employees of the Customers, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Customers or for any similar purpose, and (d) there is no pending or (to the Customers’ knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Customers or their employees.

Section 8.24 Specifically Designated National and Blocked Persons.

No Customer or any of its Affiliates is a country, individual, or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

9. AFFIRMATIVE AND NEGATIVE COVENANTS.

From the date hereof and until (a) the Obligations have been paid and performed in full, and (b) the Metal Supplier’s commitments and obligations, have been terminated, each Customer jointly and severally agrees that from and after the date hereof and until the payment and performance in full of all Obligations:

Section 9.01 Financial and Collateral Reporting.

Each Customer will maintain a system of accounting established and administered in accordance with GAAP, and will furnish to the Metal Supplier:

(a) within ninety (90) days after the close of each Fiscal Year of BEM and its Subsidiaries, an unqualified audit report certified by independent certified public accountants acceptable to the Metal Supplier, prepared in accordance with GAAP on a Consolidated and consolidating basis (consolidating statements need not be certified by such accountants), including balance sheets as of the end of such Fiscal Year, related profit and loss statements, and a statement of cash flows, accompanied by (i) a management letter prepared by said accountants, if any, and (ii) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default, or if, in the opinion of such accountants, any Default shall exist, stating the nature and status thereof;

(b) within forty-five (45) days after the close of the first three (3) Fiscal Quarters of each Fiscal Year of BEM and its Subsidiaries (commencing with the first Fiscal Quarter of 2005), Consolidated and consolidating unaudited balance sheets as at the close of each such Fiscal Quarter and consolidated and consolidating profit and loss statements and a statement of cash flows for the period from the beginning of the applicable Fiscal Year to the end of such Fiscal Quarter, all certified by its chief financial officer in a manner consistent with certifications filed by BEM with the Securities and Exchange Commission with respect to such statements and prepared in accordance with GAAP (except for exclusion of footnotes and subject to normal year-end audit adjustments);

(c) within twenty (20) days after the close of each Fiscal Month of BEM and its Subsidiaries, Consolidated and consolidating unaudited balance sheets as at the close of each such Fiscal Month and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of the applicable Fiscal Year to the end of such Fiscal Month, all prepared in accordance with GAAP (except for exclusion of footnotes and subject to normal year-end audit adjustments);

(d) as soon as available, but in any event not more than sixty (60) days prior to the end of each Fiscal Year of BEM, but not less than thirty (30) days prior to the end of such Fiscal Year, a copy of the forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of BEM for each Fiscal Quarter of the following Fiscal Year (the “Projections”) in form reasonably satisfactory to the Metal Supplier;

(e) together with each of the financial statements required under Section 9.01(a) and 9.01(b) a compliance certificate in substantially the form of (i) the compliance certificate delivered by BEM to the agent under the Senior Credit Agreement, but addressed to Metal Supplier, or (ii) Exhibit G (in the case of (i) or (ii), a “Compliance Certificate”) signed by the chief financial officer of BEM showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof;

(f) as soon as available but in any event within twenty (20) days after the close of each Fiscal Month, a certificate as of the last day of such Fiscal Month (each a “Collateral Compliance Certificate”) detailing on a consolidating basis, in form reasonably acceptable to the Metal Supplier, the quantity and location of all Precious Metal owned or otherwise held by the Customers (including all Precious Metal outstanding under Permitted Precious Metals Agreements and all Client Metal subject to any Client-Customer Arrangement) as well as Collateral supporting the Refining Reserves and Forward Contract Exposure, each of which Collateral Compliance Certificates shall serve as the basis for determining the Customers’ eligibility for additional Consignments and Forward Contracts until such time as the Metal Supplier receives an updated Collateral Compliance Certificate;

(g) contemporaneously with the Customers’ delivery thereof to the Agent or Lenders under the Senior Credit Agreement, a copy of each Borrowing Base Certificate (as defined in the Senior Credit Agreement) required to be delivered by the Customers pursuant thereto;

(h) as soon as possible and in any event within 15 days after any Customer knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of such Customer, describing said Reportable Event and the action which such Borrower proposes to take with respect thereto;

(i) as soon as possible and in any event within 10 days after receipt by any Customer, a copy of (i) any notice or claim to the effect that any Customer is or may be liable to any Person as a result of the release by any Customer, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by any Customer;

(j) concurrently with the furnishing thereof to the shareholders of the Customers, copies of all financial statements, reports and proxy statements so furnished;

(k) promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which any Customer files with the Securities and Exchange Commission; and

(l) such other information (including non-financial information) as the Metal Supplier may from time to time reasonably request.

Section 9.02 Use of Initial Consignment and Gold Loan.

Each Customer will use the Consigned Precious Metal and Loaned Gold on the Closing Date to satisfy the outstanding Indebtedness, liabilities and obligations of such Customer to the Previous Metal Supplier (which use may be deemed to have occurred upon satisfaction of the condition precedent set forth in Section 6.01(g) above) and all subsequent Consignments shall be for general corporate purposes of the Customers not otherwise prohibited by this Agreement.

Section 9.03 Notices.

Each Customer through the Customer Agent, will give prompt notice in writing to the Metal Supplier of:

(a) the occurrence of any Event of Default;

(b) any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect;

(c) the assertion by the holder of any Indebtedness of any Customer in excess of $2,000,000 that any default exists with respect thereto;

(d) receipt of any written notice that any Customer is subject to any non-routine investigation by any governmental entity with respect to any potential or alleged violation of any applicable Environmental Law or of imposition of any Lien against any property of any Customer for any liability with respect to damages arising from, or costs resulting from, any violation of any Environmental Laws;

(e) receipt of any notice of litigation commenced or threatened against any Customer that (i) seeks damages in excess of $2,000,000, (ii) seeks injunctive relief which could reasonably be expected to have a Material Adverse Effect, (iii) is asserted or instituted against any Multiemployer Plan or ERISA Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Customer, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Multiemployer Plan, ERISA Plan, or Environmental Laws; or (vi) involves any product recall to the extent such product recall could reasonably be expected to have a Material Adverse Effect;

(f) any Lien (other than Permitted Metal Liens) attaching or asserted against any material portion of the Collateral;

(g) unless otherwise permitted hereunder, its decision to change, (i) such Customer’s name or type of entity, (ii) such Customer’s articles or certificate of incorporation or by-laws or code of regulations, and (iii) the location where any material portion of the Collateral is held or maintained; provided that, in no event shall the Metal Supplier receive notice of such change less than thirty (30) days prior thereto;

(h) commencement of any proceedings by any Customer contesting any tax, fee, assessment, or other governmental charge in excess of $1,000,000;

(i) any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance;

(j) any and all payment or other material default notices received under or with respect to any leased location or public warehouse where Collateral with a value in excess of $1,000,000 is located (which shall be delivered within two (2) Business Days after receipt thereof);

(k) immediately after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting a Customer which could reasonably be expected to have a Material Adverse Effect;

(l) the occurrence of any “Default” under the Senior Credit Agreement or any “Event of Default” under the Subordinated Credit Agreement; and

(m) any other matter as the Metal Supplier may reasonably request.

Section 9.04 Conduct of Business.

Each Customer will:

(a) carry on and conduct its business in substantially the same manner and in substantially the same or related fields of enterprise as is conducted as of the date of this Agreement;

(b) do all things necessary to remain duly incorporated, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted;

(c) keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered to the Metal Supplier pursuant to Section 8.05;

(d) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and

(e) transact business only in such corporate and trade names as are set forth in Section 8.12 or in any notice delivered to the Metal Supplier in accordance with this Agreement.

Section 9.05 Taxes.

Each Customer will timely file complete and correct U.S. federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits, property or Collateral, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP on BEM’s Consolidated financial statements. At any time that any Customer is organized as a limited liability company, each such limited liability company will qualify for partnership tax treatment under U.S. federal tax law.

Section 9.06 Payment of Indebtedness and Other Liabilities.

Each Customer will pay or discharge when due all material Indebtedness owed by such Customer, except that the Customers may in good faith contest, by appropriate proceedings diligently pursued, any such obligations; provided that, (a) adequate reserves have been set aside for such liabilities in accordance with GAAP, (b) such liabilities would not result in aggregate liabilities in excess of $1,000,000, (c) no Lien shall be imposed to secure payment of such liabilities that is superior to the Metal Supplier’s Liens securing the Obligations (other than Permitted Metal Liens), (d) none of the Collateral becomes subject to forfeiture or loss as a result of the contest and (e) such Customer shall promptly pay or discharge such contested liabilities, if any, and shall deliver to the Metal Supplier evidence reasonably acceptable to the Metal Supplier of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Customer or the conditions set forth in this proviso are no longer met.

Section 9.07 Compliance with Laws.

Except where the failure to comply would not have a Material Adverse Effect, each Customer will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws.

Section 9.08 Inspections; Field Exams.

Each Customer will permit the Metal Supplier, by its respective employees, representatives and agents, from time to time during normal business hours and without disruption to the Customers’ normal business operations to (a) inspect any of the Precious Metal, the Collateral, and the books and financial records of such Customer, (b) examine, audit and make extracts or copies of the books of accounts and other financial records of such Customer, (c) have access to its properties, facilities, the Collateral and its advisors, officers, directors and employees to discuss the affairs, finances and accounts of such Customer, and (d) review, evaluate and make test verifications and counts of the Collateral of each Customer, and (e) on not less than forty-eight (48) hours’ notice conduct field exams of each Customer at the sole cost and expense of each Customer. If an Event of Default has occurred and is continuing, each Customer shall provide such access to the Metal Supplier at all times and without notice and without regard to whether such access will disrupt the Customers’ normal business operations. During any inspection conducted at a Customer’s Premises, the Metal Supplier will, and will cause its employees, representatives and agents to, comply with all health, safety and security requirements of general application in effect at any such property or location where Collateral or books and records are located.

Section 9.09 Appraisals.

Whenever an Event of Default exists, and at such other times (not more frequently than once per Fiscal Year) as the Metal Supplier requests, the Customers shall, at their sole expense, provide the Metal Supplier with, appraisals or updates thereof, of their Inventory containing Precious Metal, from an appraiser, and prepared on a basis, reasonably satisfactory to the Metal Supplier, such appraisals and updates to include, without limitation, information required by applicable law and regulations and by the internal policies of the Metal Supplier. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, the Customers shall not be required to provide the Metal Supplier any appraisal or update thereof if, during the period comprised of the 12 Fiscal Months of BEM immediately prior to the scheduled commencement of any such appraisal or update, “Availability” under and as defined in the Senior Credit Agreement is not less than $40,000,000 for 3 consecutive business days or any 5 business days in any of such Fiscal Months.

Section 9.10 Communications with Accountants.

Each Customer executing this Agreement authorizes the Metal Supplier to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to communicate to the Metal Supplier information relating to any Customer with respect to the business, results of operations and financial condition of any Customer.

Section 9.11 Collateral Access Agreements and Real Estate Purchases.

Each Customer shall (a) use commercially reasonable efforts to obtain and deliver to the Metal Supplier within ninety (90) days after the Closing Date (in the case of existing locations), and shall obtain and deliver (in the case of additional locations leased after the Closing Date) to the Metal Supplier, and (b) if obtained with respect to a leased location, shall thereafter maintain in effect at all times, a Collateral Access Agreement from the lessor of each leased property or bailee or consignee with respect to any warehouse, processor or converted facility or other location where Precious Metal or Inventory containing Precious Metal is stored or located, which Collateral Access Agreement shall be reasonably satisfactory in form and substance to the Metal Supplier. If the Customers have not obtained and delivered to the Metal Supplier any required Collateral Access Agreement in accordance with this Section 9.11, then such location where no such Collateral Access Agreement has been obtained (each, a “Limited Access Location”) shall thereafter be deemed to be a Letter of Credit Location. Each Customer shall timely and fully pay and perform in all material respects its obligations under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located.

Section 9.12 Additional Collateral; Further Assurances.

(a) Subject to applicable law, each Customer shall, unless the Metal Supplier otherwise consents, (i) cause each operating Subsidiary of BEM which holds Consigned Precious Metal to become or remain a Customer and become a party to this Agreement by executing a Joinder Agreement.

(b) Without limiting the foregoing, each Customer shall, and shall cause each of BEM’s Subsidiaries which is required to become a Customer pursuant to the terms of this Agreement to, execute and deliver, or cause to be executed and delivered, to the Metal Supplier such other documents and agreements, and shall take or cause to be taken such actions as the Metal Supplier may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Precious Metal Documents.

Section 9.13 Dividends.

(a) No Customer other than BEM will declare or pay any dividends or make any distributions on its capital stock (other than dividends or distributions payable in its own common stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that, if no Event of Default has occurred and is continuing or no Default or Event of Default would result after giving effect to such payment, any Subsidiary may declare and pay dividends or make distributions to a Customer or to a wholly-owned subsidiary of the Customer.

(b) No Customer shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement, the Senior Credit Agreement and the Subordinated Credit Agreement) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of the Customers to the Customers.

Section 9.14 Indebtedness.

The Customers will not, nor will they permit any other Customer to, create, incur or suffer to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and described in Schedule 9.14;

(c) purchase money Indebtedness or Capitalized Lease obligations incurred in connection with the purchase of any equipment provided that, the amount of such purchase money Indebtedness or Capitalized Lease obligations shall be limited to an amount not in excess of the purchase price of such equipment and the aggregate of all such purchase money Indebtedness and Capitalized Lease obligations incurred in any Fiscal Year shall not exceed $2,500,000;

(d) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (c) and (g) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Customer, (iii) no Customer that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, renewed, (v) the terms of any such extension, refinancing, or renewal are not less favorable in any material respect to the obligor thereunder than the original terms of such Indebtedness, and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Metal Supplier and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(e) Indebtedness owing by any Customer to any other Customer with respect to intercompany loans;

(f) contingent obligations (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) consisting of the Reimbursement Obligations (as defined in the Senior Credit Agreement), (iii) consisting of the guarantees of Indebtedness incurred for the benefit of any Subsidiary of BEM if the primary obligation is expressly permitted elsewhere in this Section 9.14, and (iv) under any Beryllium Contract;

(g) Indebtedness arising under Rate Management Transactions having a Net Mark-to-Market Exposure not exceeding $25,000,000;

(h) Indebtedness arising under Permitted Precious Metals Agreements;

(i) other unsecured Indebtedness in an amount not in excess of $5,000,000;

(j) Indebtedness arising under or permitted by the Senior Credit Agreement; and

(k) Indebtedness arising under the Subordinated Credit Agreement.

Section 9.15 Merger.

No Customer will merge or consolidate with or into any other Person, except that (a) any Subsidiary of BEM may merge into BEM or a wholly-owned Subsidiary of BEM and (b) any Customer may merge with any other Customer.

Section 9.16 Sale of Assets.

No Customer will lease, sell or otherwise dispose of its property (including any capital stock owned by it) to any other Person (other than another Customer); except:

(a) sales of Inventory in the ordinary course of business;

(b) the sale or other disposition of equipment that is obsolete or no longer useful in any way in such Customer’s business;

(c) the sale or disposition of other assets having a book value not exceeding $1,000,000 in the aggregate in any Fiscal Year; and

(d) any sale or disposition permitted by this Agreement, any other Precious Metals Agreement or by the Metal Supplier.

Section 9.17 Investments and Acquisitions.

No Customer (other than BEM) will (a) make or suffer to exist any Investments (including without limitation loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, (b) create any Subsidiary or (c) become or remain a partner in any partnership or joint venture, or (d) make any Acquisition, except:

(a) Cash Equivalent Investments;

(b) Investments in Subsidiaries existing as of the Closing Date or created solely for tax purposes;

(c) other Investments in existence on the Closing Date and described in Schedule 9.17;

(d) Investments consisting of loans or advances made to employees of such Customer on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, and similar purposes up to a maximum of $10,000 to any employee and up to a maximum of $50,000 in the aggregate at any one time outstanding;

(e) Investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Customer pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(f) additional Investments in Subsidiaries which are Customers;

(g) other Investments not to exceed $2,500,000 each, and $7,500,000 in the aggregate during the term of this Agreement; provided, however, that the foregoing $2,500,000 limitation on each Investment shall not apply and the aggregate limitation for all Investments shall be deemed to be $20,000,000 as long as “Availability” under and as defined in the Senior Credit Agreement equals or exceeds $20,000,000 immediately prior to and immediately after giving effect to any such Investment.

(h) Acquisitions in which the cash portion of the purchase price does not exceed $25,000,000 in the aggregate for all Acquisitions during any Fiscal Year;

(i) Investments up to an aggregate amount of $5,000,000 made in connection with employee compensation arrangements, employee option plans or deferred director compensation arrangements, all in a manner consistent with the Customers’ historical practices; and

(j) Other Investments in non-Customer Subsidiaries in connection with administrative and similar items (including, without limitation, franchise taxes) in an amount not to exceed $500,000 at any time.

Section 9.18 Liens. No Customer (other than BWI, TMI or ZTI) will create, incur, or suffer to exist any Lien in, of, or on any of the Collateral of such Customer, except the following (collectively, “Permitted Liens”):

(a) Liens for taxes, fees, assessments, or other governmental charges or levies on the property of such Customer if such Liens (a) shall not at the time be delinquent or (b) subject to the provisions of Section 9.05, do not secure obligations in excess of $1,000,000, are being contested in good faith and by appropriate proceedings diligently pursued, adequate reserves in accordance with GAAP have been provided on the books of such Customer, and a stay of enforcement of such Lien is in effect;

(b) Liens imposed by law, such as carrier’s, warehousemen’s, and mechanic’s Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than ten days past due or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves shall have been provided on such Customer’s books;

(c) statutory Liens in favor of landlords or real property leased by such Customer; provided that, such Customer is current with respect to payment of all rent and other material amounts due to such landlord under any lease of such real property;

(d) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure indemnity, performance, or other similar bonds for the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure statutory obligations (other than liens arising under ERISA or Environmental Laws) or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds;

(e) utility easements, building restrictions, and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of such real property or interfere in any material respect with the use thereof in the business of such Customer;

(f) the equivalent of the types of Liens discussed in clauses (a) through (e) above, inclusive, in any jurisdiction in which any Customer is engaged in business or owns property or assets;

(g) Liens existing on the Closing Date and described in Schedule 9.18;

(h) Liens resulting from any extension, refinancing, or renewal of the related Indebtedness as permitted pursuant to Section 9.14(d); provided that, the Liens evidenced thereby are not increased to cover any additional property not originally covered thereby;

(i) Liens securing purchase money Indebtedness of such Customer; provided that, such Liens attach only to the property which was purchased with the proceeds of such purchase money Indebtedness;

(j) Liens arising from judgments or orders under circumstances that do not constitute an Event of Default under Section 10.01;

(k) Liens arising in connection with the Senior Credit Agreement and the Subordinated Credit Agreement, so long as such Liens with respect to the Collateral are subordinated in favor of the Metal Supplier pursuant to the terms of the Intercreditor Agreements;

(l) Liens in favor of the Metal Supplier granted pursuant to any Precious Metal Document;

(m) Liens (including Liens securing purchase money Indebtedness) in favor of Precious Metal suppliers under or in connection with any Permitted Precious Metals Agreement on the Precious Metal which is the subject of such Permitted Precious Metals Agreements, any Inventory containing any such Precious Metal, and/or any proceeds or products of the foregoing, in each case, whether existing on the date of grant or any time thereafter;

(n) Liens in favor of or asserted by any Client in Client Metals under or in connection with any Client-Customer Arrangement; and

(o) Liens in favor of the Previous Metal Supplier with respect to Precious Metal and related collateral, as long as the Previous Metal Supplier has agreed in writing reasonably acceptable to the Metal Supplier to release such Liens upon receipt of payment in full of the Customers’ obligations owed to the Previous Metal Supplier on Closing Date, and such Liens are released of record within five (5) Business Days after the Closing Date.

The Permitted Liens referred to in clauses (a) through (d), inclusive, (f) (as it relates to clauses (a) through (d) above), (g), (h) and (j) through (o), inclusive, of this Section 9.18 are referred to in this Agreement as “Permitted Metal Liens”.

Section 9.19 Change of Name or Location; Change of Fiscal Year.

No Customer shall (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, without at least fifteen (15) Business Days’ prior written notice to the Metal Supplier and the Metal Supplier shall have either (i) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Metal Supplier’s security interest in the Collateral, or (ii) after the Metal Supplier’s written acknowledgement that any reasonable action requested by the Metal Supplier in connection therewith, including to continue the perfection of any Liens in favor of the Metal Supplier in any Collateral, has been completed or taken, and, provided that, with respect to any Customer, any new location shall be in continental U.S. No Customer shall change its Fiscal Year.

Section 9.20 Amendments to Agreements.

No Customer will amend or terminate its articles of incorporation, charter, by-laws, code of regulations or other organizational document in any manner that could reasonably be expected to materially and adversely affect the Metal Supplier’s Liens on the Collateral.

Section 9.21 Financial Covenants.

(a) Leverage Ratio. BEM will not permit the Leverage Ratio, determined as of the end of each of its Fiscal Quarters for the then most-recently ended four Fiscal Quarters, to be greater than:

Measurement Period	Leverage Ratio
Closing Date through June 30, 2005	5.25 to 1.00

July 1, 2005, through September 30, 2005	5.00 to 1.00

October 1, 2005, through June 30, 2006	4.75 to 1.00

July 1, 2006 through September 30, 2006	4.50 to 1.00

October 1, 2006 and at all times thereafter	4.25 to 1.00

(b) Fixed Charge Coverage Ratio. BEM will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of its Fiscal Quarters for the then most-recently ended four Fiscal Quarters, to be less than (a) 1.25 to 1.00 on the Closing Date through September 30, 2005, and (b) 1.50 to 1.00 at all times thereafter. Notwithstanding the foregoing, as long as “Availability” under and as defined in the Senior Credit Agreement (as it exists on the Closing Date) is not less than $20,000,000 for three (3) consecutive Business Days or any five (5) Business Days in any Fiscal Quarter, BEM shall not be required to maintain or report to the Metal Supplier the foregoing Fixed Change Coverage Ratio for such Fiscal Quarter.

Section 9.22 Sales of Accounts.

No Customer will sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

Section 9.23 Subordination of Intercompany Notes.

All Indebtedness evidenced by an intercompany note, together with all accrued interest thereon, and any other indebtedness for borrowed money now owing or which hereafter may become owing by or from a Customer to any other Customer, howsoever such indebtedness may be hereafter created, extended, renewed or evidenced, together with all accrued interest thereon and any and all other obligations and liabilities of any kind owing by or from a Customer to any other Customer shall at all times and in all respects be subordinate and junior in right of payment to any and all obligations, liabilities and indebtedness of any kind of the Customers to the Metal Supplier including, without limitation, the Obligations, and any extensions, renewals, modifications, and amendments thereof and all accrued interest thereon and any fees owing by the Customers to the Metal Supplier; provided, however, that the Customers may make payments in respect of intercompany notes as long as such payment will not result in an Event of Default.

Section 9.24 Accounting Methods.

No Customer shall modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of the Customers’ accounting records without such accounting firm or service bureau agreeing to provide to the Metal Supplier information relating to (a) the Customers’ financial condition and (b) the Collateral.

Section 9.25 Precious Metal.

(a) No Customer (other than BWI, TMI or ZTI) shall grant any security interest or ownership rights to any of its customers with respect to any of the Consigned Precious Metal or Loaned Gold whether or not such customers have prepaid orders for the Consigned Precious Metal or Loaned Gold or any products or property which does or will include the Consigned Precious Metal or Loaned Gold. Notwithstanding the foregoing, the parties agree that any Client may file financing statements or other public notices with respect to any Client Metal subject to any Client-Customer Arrangement.

(b) No Customer will deliver Consigned Precious Metal or Loaned Gold to or for the account of BWI, TMI or ZTI unless such Customer first purchases and pays for such Consigned Precious Metal or Loaned Gold, as applicable, pursuant to this Agreement.

Section 9.26 Consignments.

(a) No Customer shall obtain Gold or Silver on consignment, loan, conditional sale or lease from any supplier, lender, consignor or financial institution other than from the Metal Supplier.

(b) No Customer shall obtain Platinum or Palladium on consignment, loan, conditional sale or lease from any Person other than the Metal Supplier unless no Precious Metal of the same Category is outstanding on Consignment to the Customers, or any of them, under Section 2 hereof. Notwithstanding any provision contained in this Agreement to the contrary, if any Customer holds Platinum or Palladium on loan, consignment or lease pursuant to any Permitted Precious Metals Agreement (other than this Agreement), the Customers will not have the right to obtain Consignments of the same Category of Precious Metal under this Agreement while so holding Precious Metal of that Category pursuant to such loan, consignment or lease.

(c) For the avoidance of doubt, (i) each Customer shall be entitled to purchase Precious Metals from any Person regardless of the amounts or Categories of Precious Metal consigned or loaned under this Agreement or any Permitted Precious Metals Agreement, (ii) each Customer shall be entitled to enter into Forward Contracts with any Person, and (iii) each Customer, in the ordinary course of its business, shall be entitled to enter into Client-Customer Arrangements.

Section 9.27 Refining Reserves; Letters of Credit.

The Customers shall at all times maintain the sum of (a) Equity Precious Metal, plus (b) the available undrawn face amount of all Letters of Credit which secure the Customer’s Obligations, plus (c) such other Collateral provided by the Customers (other than Precious Metal) as the Metal Supplier may approve from time to time and in which the Metal Supplier holds a first priority perfected security interest, in an amount equal to or greater than the sum of (i) the Refining Reserve, plus (ii) the Forward Contract Exposure. If at any time, the Customers fail to satisfy the requirements of this Section 9.27, then the Customers shall promptly (i) cause an amount of Consigned Precious Metal or Loaned Gold to be returned to the Metal Supplier or purchased and paid for, in each case in accordance with Section 2.09 or 3.09, as applicable, or (ii) cause an amount of such Consigned Precious Metal or Loaned Gold (other than BWI Precious Metal, TMI Precious Metal or ZTI Precious Metal) to be moved to one or more Approved Domestic Locations, or (iii) amend one or more Letters of Credit or cause additional Letters of Credit to be issued, or (iv) purchase or otherwise acquire Equity Precious Metal, or (v) provide additional Collateral meeting the requirements of clause (c) above, or (vi) engage in any combination of the foregoing, such that the Customers are in compliance with the covenant set forth in the first sentence of this Section 9.27.

Section 9.28 Location of Precious Metal.

(a) The Customers shall at all times maintain one hundred percent (100%) of the Consigned Precious Metal and Loaned Gold physically located at (i) one or more Approved Locations, (ii) in transit between any Approved Locations, or (iii) in transit to Metal Supplier.

(b) The Customers shall not permit the value (as determined pursuant to Section 2.02 hereof) of all Precious Metal of the Customers in the possession of, or in transit to, Approved Refiners/Fabricators to exceed $5,000,000 at any time.

Section 9.29 Permitted Precious Metals Agreements.

(a) The Customers shall provide the Metal Supplier with (i) prompt written notice of each Permitted Precious Metals Agreement and Client-Customer Arrangement entered into by any Customer from time to time, (ii) a copy of each Permitted Precious Metals Agreement and each agreement entered into to evidence any Client-Customer Arrangement, (iii) notice of any Lien filed in connection with a Permitted Precious Metals Agreement or a Client-Customer Arrangement, and (iv) such additional information as the Metal Supplier may reasonably request from time to time with respect to all Permitted Precious Metals Agreements and all Client-Customer Arrangements.

(b) (i) The Customers shall ensure that (A) the sum of: (1) the aggregate value (determined in accordance with Section 2.02 hereof) of all Precious Metal held by the Customers (which may include Precious Metal obtained or held by any Customer pursuant to this Agreement, any Permitted Precious Metal Agreement and any Client-Customer Arrangement) at one or more Approved Locations, plus (2) the aggregate undrawn face amount of any Letters of Credit in excess of the Refining Reserve and the Forward Contract Exposure, at all times equals or exceeds (B) the sum of: (1) the aggregate value (determined in accordance with Section 2.02 hereof) of Consigned Precious Metal and Loaned Gold consigned or loaned to the Customers under this Agreement, plus (2) the aggregate value (determined in accordance with Section 2.02 hereof) of Precious Metal outstanding to the Customers under all Permitted Precious Metals Agreements (other than this Agreement), plus (3) the aggregate value (determined in accordance with Section 2.02 hereof) of Precious Metal outstanding to the Customers under any Client-Customer Arrangement.

(ii) If it is determined that a Physical Metal Deficiency (as defined below) exists, then within 45 days of any Authorized Representative becoming aware of such Physical Metal Deficiency, the Customers shall (A) purchase or otherwise acquire Equity Precious Metal, or (B) amend one or more Letters of Credit or cause additional Letters of Credit to be issued, or (C) provide a Collateral Compliance Certificate evidencing a reduction in such Physical Metal Deficiency, or (D) engage in any combination of the foregoing, to the extent necessary to cure such Physical Metal Deficiency. During such 45-day period, the Customer’s failure to comply with Section 9.29(b) shall not be deemed to be a Default under this Agreement.

(c) As used in this Agreement, the term “Physical Metal Deficiency” means the amount, if any, by which (i) the amount determined pursuant to Section 9.29(b)(i)(B), exceeds (ii) the amount determined pursuant to Section 9.29(b)(i)(A).

10. EVENTS OF DEFAULT AND ACCELERATION.

Section 10.01 Events of Default.

In each case of the occurrence of any one or more of the following events (each of which is herein called an “Event of Default”):

(a) any representation or warranty made or deemed made by or on behalf of a Customer herein or in any of the Precious Metal Documents or in any certificate, statement or agreement furnished in writing by the Customers in connection with this Agreement or any Precious Metal Document shall prove to be false or misleading in any material respect; or

(b) default in the payment of any Obligation, when the same shall become due and payable, whether at the due date thereof or at a date fixed for payment or by acceleration or otherwise and continuation thereof for a period of two (2) Business Days; or

(c) (i) default by any Customer in the due observance or performance of, or compliance with, any covenant or agreement contained in any of Sections 9.02 through 9.11, Sections 9.13 through 9.26, Section 9.28(a) or Section 9.29(b); or (ii) default by any Customer in the due observance or performance of, or compliance with, any covenant or agreement contained in Section 9.27 or Section 9.28(b) and continuance of such default for five (5) Business Days after occurrence; or

(d) default by any Customer (other than a default which constitutes an Event of Default under another subsection of this Section 10.01) in the due observance or performance of, or compliance with, any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement or pursuant to the terms of any other Precious Metal Document and which default shall continue unremedied for thirty (30) days after Customer Agent’s receipt of written notice thereof from the Metal Supplier; or

(e) any Customer shall (i) make an assignment for the benefit of creditors; or (ii) file or suffer the filing of any voluntary or involuntary petition under any chapter of the Bankruptcy Code by or against any Customer; provided, however, that the involuntary filing of a petition in bankruptcy against a Customer shall not constitute an Event of Default unless such Customer fails to object and the petition is not stayed or discharged within sixty (60) days after the filing thereof; or (iii) apply for or permit the appointment of a receiver, trustee or custodian of any of the property or business of any Customer; or (iv) become insolvent or suffer the entry of an order for relief under the Bankruptcy Code; or (v) make an admission of its inability to pay its debts as they become due; or

(f) the occurrence of any loss, theft, destruction of or damage to any of the Consigned Precious Metal, the Loaned Gold or Stored Precious Metal which is not either adequately covered by insurance payable to the Metal Supplier or paid for by the Customer as provided in this Agreement within fifteen (15) days of such occurrence; or

(g) the occurrence of any attachment of any Lien (other than a Permitted Metal Lien) on any of the Consigned Precious Metal, the Loaned Gold or Stored Precious Metal; or

(h) the occurrence of any attachment of any Lien (other than a Permitted Metal Lien) on any other Collateral and such attachment shall not be discharged within thirty (30) days of the date such attachment was made; or

(i) a “Default” shall occur under and as defined in the Senior Credit Agreement (as currently in existence) or an “Event of Default” shall occur under and as defined in the Subordinated Credit Agreement (as currently in existence); or a default shall occur with respect to any evidence of Indebtedness of any Customer in an amount in excess of $5,000,000 in the aggregate, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof; or if any Indebtedness of any Customer in an amount in excess of $5,000,000 in the aggregate is not paid, when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise; or

(j) any Change in Control shall occur; or

(k) any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the property of any Customer which, when taken together with all other property of any Customer so condemned, seized, appropriated, or taken custody or control of, during the twelve month period ending with the month in which any such action occurs, constitutes more than the greater of (i) $5,000,000 and (ii) 10% of the consolidated assets of BEM and its Subsidiaries, or property which is responsible for more than 10% of the consolidated net sales or consolidated net income of BEM and its Subsidiaries for the most recently ended twelve month period; or

(l) any Customer shall fail within 30 days when due to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $2,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; or

(m) (i) the Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $30,000,000, or (ii) any Reportable Event shall occur; or

(n) a Customer or any other member of a Controlled Group has incurred or shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan; or

(o) (i) any Security Document or this Agreement shall for any reason (other than the Metal Supplier’s negligence) fail to create a valid and perfected first priority security interest in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Precious Metal Document, or (ii) any Security Document shall fail to remain in full force or effect or any action shall be taken by a Customer or other party thereto (other than the Metal Supplier) to discontinue or to assert the invalidity or unenforceability of any Security Document; or

(p) any material provision of any Precious Metal Document for any reason ceases to be valid, binding and enforceable in accordance with its terms, or any Customer shall challenge the enforceability of any Precious Metal Document (including, without limitation, any Intercreditor Agreement) or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Precious Metal Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms; or

(q) any Customer is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such Customer having a fair market value in excess of $1,000,000; or

(r) the Customers shall fail to renew or replace any Letter of Credit securing this Agreement, or any extension(s) or replacement(s) therefor, at least ten (10) Business Days prior to its scheduled expiry date, if any, unless the Customers have demonstrated to the Metal Supplier’s reasonable satisfaction that the loss of such Letter of Credit is adequately offset by other existing Letters of Credit and other Collateral and will not result in an Event of Default with respect to Section 9.27 hereof; or the issuer of any Letter of Credit shall seek to modify, revoke or terminate its liability under a Letter of Credit, or any governmental agency shall seek to limit, defer, postpone or terminate the Metal Supplier’s rights or the issuer’s liability under a Letter of Credit, unless the Customers have replaced such Letter of Credit with a substitute Letter of Credit within ten (10) Business Days or have demonstrated to the Metal Supplier’s reasonable satisfaction that the loss of such Letter of Credit is adequately offset by other Collateral and will not result in an Event of Default under Section 9.27 hereof;

then in any such event, immediately upon the occurrence of the Event of Default set forth in subparagraph (e) above, and during the continuance of such Event of Default, at the option of the Metal Supplier in all other cases (i) the obligations of the Metal Supplier hereunder shall terminate, (ii) the Customers shall promptly return to the Metal Supplier all Consigned Precious Metal theretofore consigned to but not purchased and paid for by the Customers and all Loaned Gold not settled and paid for by the Customers, and all Stored Precious Metal not purchased and paid for by the Customers, (iii) all the Customers’ obligations to the Metal Supplier (including, without limitation, those under the Consignment Facility, the Gold Loan Facility, the Segregated Storage Facility and the Forward Contract Facility) shall become immediately due and payable without presentment, demand or notice, all of which are hereby expressly waived, notwithstanding any credit or time allowed to the Customers or any instrument evidencing the Customers’ Obligations to the Metal Supplier; (iv) the Metal Supplier may draw against any and all Letters of Credit securing this Agreement; and (v) the Customers shall deliver cash collateral to the Metal Supplier equal to the Forward Contract Exposure to be held by the Metal Supplier and on such terms and conditions as shall be satisfactory to the Metal Supplier in its sole discretion. The Metal Supplier shall in addition have all of the rights and remedies of a secured party under the Uniform Commercial Code with respect to any Collateral now or hereafter securing the Customer’s Obligations hereunder. The Customers shall, at the Metal Supplier’s request, immediately assemble all such Collateral and Precious Metal, and the Metal Supplier may go upon the Customer’s Premises to take immediate possession thereof.

Section 10.02 Waiver.

No failure or delay on the Metal Supplier’s part to exercise or to enforce any of the Metal Supplier’s rights hereunder or under any other instruments or agreement evidencing the Customers’ Obligations to the Metal Supplier or to require strict compliance with the terms hereof or thereof in any one or more instances and no course of conduct on the Metal Supplier’s part shall constitute or be deemed to constitute a waiver or relinquishment of any such rights hereunder unless it shall have signed a waiver thereof in writing and no such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs after the date of such waiver or as to any continuance of a breach after such waiver. The Metal Supplier’s rights hereunder shall continue unimpaired notwithstanding any extension of time, compromise or other indulgence granted by the Metal Supplier to the Customers with respect to the Customers’ Obligations to the Metal Supplier or any instrument given the Metal Supplier in connection therewith, and each Customer hereby waives notice of any such extension, compromise or other indulgence and consent to be bound thereby as if they had expressly agreed thereto in advance.

11. AMENDMENTS/WAIVERS.

This Agreement (including the Exhibits and Schedules hereto) and the other Precious Metal Documents constitute the entire agreement of the parties herein and, except for the Existing Copper Swap, supersede any and all prior agreements, written or oral, as to the matters contained herein, and no modification or waiver of any provision hereof or of any Precious Metal Document, nor consent to the departure by the Customers therefrom, shall be effective unless the same is in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.

12. INDEMNIFICATION.

The Customers agree to indemnify and hold harmless the Metal Supplier from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement, the Security Documents or any other Precious Metal Documents executed or delivered in connection herewith and any related documents or the transactions contemplated hereby other than to the extent that such liability, claim, action, suit, loss, damages or expense is the result of gross negligence or willful misconduct of the Metal Supplier and excluding any of the foregoing which arise out of claims, actions, and suits brought by the Customers or any of their Affiliates including, without limitation, (a) any actual or proposed use by the Customers of the Consignment Facility, the Gold Loan Facility, the Segregated Storage Facility and the Forward Contract Facility, (b) the Customers or any of their Affiliates entering into or performing this Agreement or any of the other documents or agreements executed or delivered in connection herewith and any related documents, or (c) with respect to the Customers and their Affiliates and their respective properties and assets, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Metal Supplier shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Customers agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Customers under this Section are unenforceable for any reason, the Customers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this Section shall survive the repayment of the Obligations and the termination of the obligations of the Metal Supplier hereunder.

13. SETOFF.

Each Customer hereby grants to the Metal Supplier, a continuing Lien and right of setoff as security for all liabilities and obligations to the Metal Supplier, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Metal Supplier, Bank of America or any entity under the control of Bank of America Corporation and its successors and assigns or in transit to any of them. At any time upon the occurrence and during the continuance of an Event of Default, without demand or notice (any such notice being expressly waived by the Customer), but without any duplication in recovery, the Metal Supplier may setoff the same or any part thereof and apply the same to any liability or obligation of any Customer even though unmatured and regardless of the adequacy of any other Collateral (other than obligations and liabilities under any Forward Contract which are adequately cash-collateralized). ANY AND ALL RIGHTS TO REQUIRE THE METAL SUPPLIER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE CUSTOMER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

14. ASSIGNMENTS.

Section 14.01 Assignment by Customers.

The rights of the Customers under this Agreement may not be assigned to any third party without the prior written consent of the Metal Supplier. All covenants and agreements of the Customers contained herein shall bind the Customers and their successors and assigns, and shall inure to the benefit of the Metal Supplier, its successors and assigns.

Section 14.02 Participations.

(a) The Metal Supplier shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Customers, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in the Metal Supplier’s obligations under this Agreement (other than the Segregated Storage Facility) and/or any or all of the commitments held by the Metal Supplier under this Agreement (other than the Segregated Storage Facility). In the event of any such grant by the Metal Supplier of a participating interest to a Participant, whether or not upon notice to the Customers, Metal Supplier shall remain responsible for the performance of its obligations hereunder and the Customers shall continue to deal solely and directly with Metal Supplier in connection with Metal Supplier’s rights and obligations hereunder. Subject to the terms and provisions of any Precious Metal Document, the Metal Supplier may furnish any information concerning the Customers in its possession from time to time to prospective Participants, provided that Metal Supplier shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information;

(b) The Metal Supplier may sell participations to a Participant in all or a portion of such Metal Supplier’s rights and obligations under this Agreement (including all or a portion of its Commitments) provided that each of the Customers and the Metal Supplier must give its prior written consent to the sale of such participation (which consent shall not be unreasonably withheld but which consent must be obtained prior to the release of any information to such participant); and provided further that any consent of the Customers otherwise required under this Section shall not be required if an Event of Default has occurred and is continuing. In addition, any sale of a participation shall provide that (i) such Metal Supplier’s obligations under this Agreement shall remain unchanged, (ii) such Metal Supplier shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Customers shall continue to deal solely and directly with the Metal Supplier in connection with the rights and obligations of the parties under this Agreement. Any agreement or instrument pursuant to which the Metal Supplier sells such a participation shall provide that the Metal Supplier shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

Section 14.03 Pledges.

The Metal Supplier may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Metal Supplier from any of its obligations hereunder or substitute any such assignee for such Metal Supplier as a party hereto.

15. EXPENSES.

The Customers shall pay upon demand all reasonable out-of-pocket expenses of the Metal Supplier in connection with the preparation, administration, collection, waiver or amendment of credit terms, or in connection with the Metal Supplier’s exercise, preservation or enforcement of any of its rights or remedies hereunder and under the Security Documents, including, without limitation, reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other costs relating to any appraisals or examinations conducted in connection with the loan and consignment or any Collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any applicable default rate specified in this Agreement) and be an obligation secured by any Collateral.

16. GOVERNING LAW; JURY TRIAL WAIVER; CONSENT TO JURISDICTION; MISCELLANEOUS.

Section 16.01 Governing Law.

This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York (excluding the laws applicable to conflicts or choice of law). Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 16.02 Forum; Waiver of Jury Trial.

EACH CUSTOMER HEREBY IRREVOCABLY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER PRECIOUS METAL DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF RHODE ISLAND OR NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON CUSTOMER BY MAIL AT THE CUSTOMER’S ADDRESS SET FORTH IN THIS AGREEMENT. EACH CUSTOMER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM. EACH CUSTOMER AND THE METAL SUPPLIER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER PRECIOUS METAL DOCUMENTS AT ANY TIME EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE METAL SUPPLIER RELATING TO THE ADMINISTRATION OF THE CONSIGNMENTS, GOLD LOANS, THE FORWARD CONTRACTS, AND THE SEGREGATED STORAGE FACILITY, OR ENFORCEMENT OF THE PRECIOUS METAL DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH CUSTOMER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH CUSTOMER CERTIFIES THAT NO REPRESENTATIVE OF METAL SUPPLIER OR ATTORNEY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE METAL SUPPLIER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE METAL SUPPLIER TO ACCEPT THIS AGREEMENT AND EXTENDS THE FACILITIES HEREUNDER.

Section 16.03 Usury.

All agreements between the Customers and the Metal Supplier are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Indebtedness or Obligations evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Metal Supplier for the use or the forbearance of the Indebtedness or Obligations evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Customers and the Metal Supplier in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Precious Metal Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Metal Supplier should ever receive as interest and amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the non-interest portion of the Obligations evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Customers and the Metal Supplier.

Section 16.04 Additional Costs.

If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to the Metal Supplier by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject the Metal Supplier to any tax (except for taxes on income or profits), levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to the making of Fixed Rate Consignments or Fixed Rate Gold Loans, or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to the Metal Supplier of the principal of or the interest on Fixed Rate Consignments or Fixed Rate Gold Loans or any other amounts payable to the Metal Supplier under this Agreement for Fixed Rate Consignments or Fixed Rate Gold Loans, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of the Metal Supplier as they relate to this Agreement, or

(d) impose on the Metal Supplier any other conditions or requirements with respect to Fixed Rate Consignments or Fixed Rate Gold Loans or any class of commitments of which any of Fixed Rate Consignments or Fixed Rate Gold Loans form a part;

(e) and the result of any of the foregoing is:

(i)	to increase the cost to the Metal Supplier of making, funding, issuing, renewing, extending or maintaining any of the Fixed Rate Consignments or Fixed Rate Gold Loans, or

(ii)	to reduce the amount of principal, interest or other amount payable to the Metal Supplier hereunder on account of any of the Fixed Rate Consignments or Fixed Rate Gold Loans, or

(iii)	to require the Metal Supplier to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Metal Supplier for the Customers hereunder, then, and in each such case, the Customers will, upon demand by the Metal Supplier, at any time and from time to time and as often as the occasion therefor may arise, pay to the Metal Supplier such additional amounts as will be sufficient to compensate the Metal Supplier for such additional cost, reduction, payment or foregone interest or other sum.

Section 16.05 Capital Adequacy.

If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by the Metal Supplier or any corporation controlling the Metal Supplier and the Metal Supplier determines that the amount of capital required to be maintained by them, or any of them, is increased by or based upon the existence of Fixed Rate Consignments or Fixed Rate Gold Loans made or deemed to be made pursuant hereto or the commitments of the Metal Supplier hereunder, then the Metal Supplier may notify the Customer of such fact, and the Customers shall pay to the Metal Supplier from time to time upon demand, as an additional fee payable hereunder, such amount as the Metal Supplier shall determine and certify in a notice to the Customers to be an amount that will adequately compensate the Metal Supplier in light of these circumstances for its increased costs of maintaining such capital. The Metal Supplier shall allocate such cost increases among its customers in good faith and on an equitable basis.

Section 16.06 Certificate.

A certificate setting forth any additional amounts payable pursuant to Sections 16.04 and 16.05 and a brief explanation of such amounts which are due, submitted by the Metal Supplier to the Customers, shall be prima facie evidence that such amounts are due and owing.

Section 16.07 Survival of Representations and Covenants.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the consigning of Consigned Precious Metal or Loaned Gold by the Metal Supplier to the Customers, the entering into of Forward Contracts and the execution and delivery to the Metal Supplier of this Agreement, and shall continue in full force and effect so long as any Obligation is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements contained in this Agreement by or on behalf of the Customers shall inure to the benefit of the successors and assigns of the Metal Supplier.

Section 16.08 Notices.

All notices, requests, demands and other communications provided for hereunder (including, without limitation, Loan Requests) shall be in writing (including telecopied communication) and mailed or telecopied or delivered to the applicable party at the addresses indicated below.

If to the Metal Supplier:

Fleet Precious Metals Inc. (operating as Bank of America Precious Metals)

111 Westminster Street

Providence, Rhode Island 02903

Attention: Paul M. Mongeau, Vice President

Telecopy No.: (401) 278-3077

in each case (except for routine communications) with a copy to:

Edwards & Angell, LLP

2800 Financial Plaza

Providence, Rhode Island 02903

Attention: Andrew J. Chlebus, Esq.

Telecopy No.: (401) 276-6611

If to the Customer:

c/o Brush Engineered Materials Inc.

17876 St. Clair Avenue

Cleveland, Ohio 44110

Attention: Michael C. Hasychak, Vice President, Treasurer and

Secretary

Telecopy No.: (216) 481-2523

in each case (except for routine communications) with a copy to:

Jones Day

325 John H. McConnell Blvd., Suite 600

Columbus, Ohio 43215

Attention: Gregory A. Gorospe, Esq.

Telecopy No.: 614-461-4198

or, as to each party, at such other address as shall be designated by such parties in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communication shall be deemed given upon receipt by the party to whom such notice is directed.

The address of the Metal Supplier for payment by or on behalf of the Customer hereunder is as follows:

Fleet Precious Metals Inc. c/o Fleet National Bank 111 Westminster Street
Providence, Rhode Island 02903
ABA: 011500010 Swift: FLTBUS3B
Beneficiary: Precious Metals
Account # 099507047 Attn: Accounting & Funds
Ref: Brush Engineered Materials
Section 16.09	Lost Documents.

Upon receipt of an affidavit of an officer of the Metal Supplier as to the loss, theft, destruction or mutilation of this Agreement or any Security Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, the Customers will execute and deliver, in lieu thereof, a replacement Agreement or Security Document.

Section 16.10 Waiver.

Neither any failure nor any delay on the part of the Metal Supplier in exercising any right, power or privilege hereunder or under any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any right, power or privilege.

Section 16.11 Severability.

Any provision of this Agreement or any of the Security Documents or other Credit Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 16.12 Section Headings, Etc.

Any Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 16.13 Counterparts.

This Agreement may be executed by the parties hereto in several counterparts hereof and by the different parties hereto on separate counterparts hereof, each of which shall be an original and all of which counterparts shall together constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as an in-hand delivery of an original executed counterpart hereof.

Section 16.14 Disclaimer of Reliance.

Neither the Metal Supplier nor the Customers have relied on any oral representations concerning any of the terms or conditions of this Agreement or any of the Security Documents in entering into the same. Each party acknowledges and agrees that none of the officers of any other party has made any representations that are inconsistent with the terms and provisions of this Agreement and the Security Documents, and no party has relied on any oral promises or representations in connection therewith.

Section 16.15 Environmental Indemnification.

In consideration of the execution and delivery of this Agreement by the Metal Supplier and the making of consignments and other extensions of credit, each Customer hereby indemnifies, exonerates and holds the Metal Supplier and each of its officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(a) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the release by the Customers of any Hazardous Material; or

(b) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Customer of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expense or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, a Customer;

except, in each case arising by reason of an Indemnified Party’s negligence or misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Customer agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Notwithstanding anything to the contrary herein contained, the obligations and liabilities under this Section shall survive and continue in full force and effect and shall not be terminated, discharged or released in whole or in part irrespective of whether all the Obligations have been paid in full or the Commitments have been terminated.

Section 16.16 Joint and Several Obligations; Suretyship Waivers and Consents.

(a) Each covenant, agreement, obligation, representation and warranty of the Customers contained herein constitutes the joint and several undertaking of each Customer.

(b) Each Customer acknowledges that the Obligations of such Customer undertaken herein might be construed to consist, at least in part, of the guaranty of Obligations of the other Customer and, in full recognition of that fact, each Customer consents and agrees that the Metal Supplier may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Customer, and without affecting the enforceability or continuing effectiveness hereof as to such Customer: (i) with the written consent of the other Customers, supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, this Agreement or any part thereof, or any of the Security Documents, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (iii) accept partial payments; (iv) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Metal Supplier in its sole and absolute discretion may determine; (v) release any Person from any personal liability with respect to this Agreement or any part thereof; (vi) settle, release on terms satisfactory to the Metal Supplier or by operation of applicable law or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (vii) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Customer or any other Person, and correspondingly restructure the Obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Customer or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations evidenced hereby.

(c) The Metal Supplier may enforce this Agreement independently as to each Customer and independently of any other remedy or security the Metal Supplier at any time may have or hold in connection with the Obligations evidenced hereby, and it shall not be necessary for the Metal Supplier to marshal assets in favor of any Customer or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement. Each Customer expressly waives any right to require the Metal Supplier to marshal assets in favor of any Customer or any other Person or to proceed against any other Customer or any Collateral provided by any Person, and agrees that the Metal Supplier may proceed against Customers or any Collateral in such order as it shall determine in its sole and absolute discretion.

(d) The Metal Supplier’s rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Customers’ Obligations to the Metal Supplier which thereafter shall be required to be restored or returned by the Metal Supplier, all as though such amount had not been paid.

(e) To the maximum extent permitted by applicable law, and to the extent that the Obligations of a Customer are deemed to be a guaranty of the Obligations of another Customer, each Customer expressly waives any and all suretyship defenses now or hereafter arising or asserted by reason of (i) any disability or other defense of the other Customers with respect to the Obligations evidenced hereby, (ii) the unenforceability or invalidity of any security or guaranty for the Obligations evidenced hereby or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations evidenced hereby, (iii) the cessation for any cause whatsoever of the liability of the other Customers (other than by reason of the full payment and performance of all Obligations), (iv) any failure of the Metal Supplier to comply with applicable law in connection with the sale or other disposition of any Collateral or other security for any Obligation, (v) any act or omission of the Metal Supplier or others that directly or indirectly results in or aids the discharge or release of any Customer or the Obligations evidenced hereby or any security or guaranty therefor by operation of law or otherwise, (vi) the avoidance of any Lien in favor of the Metal Supplier for any reason, or (vii) any action taken by the Metal Supplier that is authorized by this Section or any other provision hereof or of any Security Document. Until such time, if any, as all of the Obligations have been paid and performed in full and no portion of any Commitments of the Metal Supplier to Customers under any agreement remains in effect, no Customer shall have any right of subrogation, contribution, reimbursement or indemnity from any other Customer, and each Customer (only in its capacity as a guarantor or surety) expressly waives any right to enforce any remedy that the Metal Supplier now has or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any Collateral now or hereafter held by the Metal Supplier.

*The next page is a signature page*

IN WITNESS WHEREOF, the Metal Supplier and the Customers have caused this Agreement to be duly executed and delivered by their respective duly authorized representatives as of the day and year first above written.

CUSTOMERS:

BRUSH ENGINEERED MATERIALS INC.

By: /s/ Michael C. Hasychak

Title: Vice President, Treasurer and Secretary
WILLIAMS ADVANCED MATERIALS INC.
By: /s/ Michael C. Hasychak
Title: Vice President, Treasurer and Secretary
TECHNICAL MATERIALS, INC.
By: /s/ Michael C. Hasychak
Title: Vice President, Treasurer and Secretary
BRUSH WELLMAN INC.
By: /s/ Michael C. Hasychak
Title: Vice President, Treasurer and Secretary
ZENTRIX TECHNOLOGIES INC.
By: /s/ Michael C. Hasychak
Title: Chief Financial Officer and Secretary

METAL SUPPLIER:

FLEET PRECIOUS METALS INC.
(operating as Bank of America Precious Metals)

By: /s/ Paul M. Mongeau

Title:	Vice PresidentEXHIBITS
Exhibit A -	Joinder Agreement
Exhibit B -	Notice of Floating Rate Fee
Exhibit C -	Notice of Request for Consignment or Gold Loan
Exhibit D -	Notice of Continuation or Conversion

Exhibit E — Notice of Removal of Precious Metal from the Segregated Storage Facility

Exhibit F Exhibit G	- -	Designation of Authorized Representatives Quarterly Compliance Certificate

SCHEDULES

1 7.01 8.08 8.09 8.12 8.13 8.15 8.17 8.20 8.23 9.14 9.17 9.18	- - - - - - - - - - - - -	Approved Domestic Locations; Approved
Foreign Locations; Approved
Refiners/Fabricators
Collateral
Litigation and Contingent Obligations
Subsidiaries and Capitalization
Names; Prior Transactions
Material Agreements
Ownership of Properties
Environmental Matters
Indebtedness
Labor Disputes
Indebtedness
Permitted Investments
Permitted Liens